Exhibit 2.1

SEPARATION AGREEMENT

among

PPL CORPORATION,

TALEN ENERGY HOLDINGS, INC.

TALEN ENERGY CORPORATION

PPL ENERGY SUPPLY, LLC

RAVEN POWER HOLDINGS LLC

C/R ENERGY JADE, LLC

and

SAPPHIRE POWER HOLDINGS LLC

dated as of

June 9, 2014

i

ii

Schedules

Schedule 1.01	Separation Plan
Schedule 1.02(a)	Transfer of Excluded Assets
Schedule 1.02(b)	Assumption of Excluded Liabilities
Schedule 1.02(e)	Transfer of Energy Supply Assets
Schedule 1.02(g)	Assumption of Energy Supply Liabilities
Schedule 1.02(h)	Intercompany Contracts Not Being Terminated
Schedule 1.02(i)(A)	Intercompany Accounts
Schedule 1.02(i)(B)	Intercompany Accounts Not Being Terminated
Schedule 2.02(a)(xvii)	Energy Supply Assets
Schedule 2.02(b)(y)	Excluded Assets – Assets Used Primarily By Parent or Non-Energy Supply Sub
Schedule 2.02(b)(ii)	Excluded Assets – Contracts
Schedule 2.02(b)(ix)	Excluded Assets – Other
Schedule 2.03(a)(iv)	Energy Supply Liabilities
Schedule 2.03(b)(i)	Excluded Liabilities
Schedule 2.04(g)	Allocation of Costs and Expenses
Schedule 2.05	Shared Contracts
Schedule 2.06	Shared Locations
Schedule 4.02	Released Contracts Exceptions
Schedule 6.09	Section 336(e) Elections
Schedule 8.02(a)(i)	Trademarks
Schedule 8.07(a)	Title and Survey Documents
Schedule 11.01 – LA	Legacy Assets
Schedule 11.01 – FOA	Formerly Owned Assets

iii

SEPARATION AGREEMENT

This Separation Agreement (as such agreement may be amended, supplemented or modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of June 5, 2014, is among PPL Corporation, a Pennsylvania corporation (“Parent”), Talen Energy Holdings, Inc., a Delaware corporation (“HoldCo”), Talen Energy Corporation, a Delaware corporation (“NewCo”), PPL Energy Supply, LLC, a Delaware limited liability company (“Energy Supply”), Raven Power Holdings LLC, a Delaware limited liability company (“Raven”), C/R Energy Jade, LLC, a Delaware limited liability company (“Jade”), and Sapphire Power Holdings LLC, a Delaware limited liability company (“Sapphire” and together with Raven and Jade, “RJS”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Transaction Agreement (as defined below).

RECITALS

WHEREAS, Parent through certain of its Subsidiaries is engaged, indirectly, in the Energy Supply Business;

WHEREAS, the board of directors of Parent has determined that it is advisable and in the best interests of Parent and Parent’s shareholders to separate the Energy Supply Business from Parent and to distribute the Energy Supply Business to Parent’s shareholders in the manner contemplated by this Agreement and to combine the Energy Supply Business with Raven, Jade and Sapphire in the manner contemplated by the Transaction Agreement, dated as of the date hereof, among Parent, Energy Supply, HoldCo, NewCo, Merger Sub, Raven, Jade and Sapphire (as such agreement may be amended, supplemented or modified from time to time in accordance with its terms, the “Transaction Agreement”);

WHEREAS, as of the date hereof (a) each of HoldCo, NewCo and Talen Energy Merger Sub, Inc. (“Merger Sub”) is a newly formed direct or indirect wholly owned Subsidiary of Parent, and (b) Energy Supply is a wholly owned indirect Subsidiary of Parent;

WHEREAS, prior to the date hereof, Parent caused HoldCo to be organized under the laws of the State of Delaware, with HoldCo having one (1) share of authorized common stock, par value $0.001 per share (the “HoldCo Common Stock”), which one (1) share was issued to, and as of the date hereof is held by, Parent;

WHEREAS, prior to the date hereof, HoldCo caused NewCo to be organized under the laws of the State of Delaware, with NewCo having one (1) share of authorized common stock, par value $0.001 per share (the “NewCo Common Stock”), which one (1) share was issued to, and as of the date hereof is held by, HoldCo;

WHEREAS, prior to the date hereof, NewCo caused Merger Sub to be organized under the laws of the State of Delaware, with Merger Sub having one hundred (100) shares of authorized common stock, par value $0.001 per share (the “Merger Sub Common Stock”), all of which was issued to, and as of the date hereof is held by, NewCo;

WHEREAS, following the Separation Transactions, the Energy Supply Assets and Energy Supply Liabilities (including 100% of the outstanding equity securities of Energy Supply) will be owned directly or indirectly by HoldCo and its Subsidiaries;

WHEREAS, following the Separation Transactions and immediately prior to the Distribution (as defined below), the board of directors of HoldCo shall increase the authorized number of shares of HoldCo Common Stock to equal the Aggregate HoldCo Amount and cause the one (1) outstanding share of HoldCo Common Stock to split into a number of shares equal to the Aggregate HoldCo Amount;

WHEREAS, following the Separation Transactions and immediately prior to the Distribution, the board of directors of NewCo shall increase the authorized number of shares of NewCo Common Stock to equal the Aggregate Authorized NewCo Amount;

WHEREAS, following the Separation Transactions and the increase in authorized shares of HoldCo and NewCo referenced above and the consummation of the Energy Supply Financing in accordance with the terms of this Agreement, Parent shall consummate the disposition of the Energy Supply Business through a distribution of 100% of the HoldCo Common Stock to the Parent shareholders on a pro rata basis;

WHEREAS, following the Distribution, Merger Sub will be merged with and into HoldCo, with HoldCo surviving the Merger as a wholly owned Subsidiary of NewCo, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, substantially contemporaneous to the Merger, RJS will contribute the RJS Subsidiaries to NewCo in exchange for shares of NewCo Common Stock;

WHEREAS, for United States federal income tax purposes, the Parties intend that (i) the Energy Supply Election, together with the Internal Distribution, qualify as a tax-free reorganization pursuant to Sections 368(a)(1)(D) and 355 of the Code and that no gain or loss be recognized by any of Parent, Energy Funding or Energy Supply as a result of such transactions, (ii) the HoldCo Contribution, together with the Distribution qualify as a tax-free reorganization pursuant to Sections 368(a)(1)(D) and 355 of the Code and that no gain or loss be recognized by any of Parent, HoldCo or the Parent shareholders as a result of such transactions and (iii) the execution of this Agreement evidences a plan of reorganization within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g) with respect to the Energy Supply Election, together with the Internal Distribution, and with respect to the HoldCo Contribution, together with the Distribution; and

WHEREAS, the Parties desire to set forth the principal arrangements among them regarding the separation of the Energy Supply Business from Parent and to make certain covenants and agreements specified herein in connection therewith and to prescribe certain conditions relating thereto.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

TRANSACTION STEPS

Section 1.01 General.

(a) Separation Plan and Transaction Steps. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the separation plan set forth on Schedule 1.01 (the “Separation Plan”), (i) at or prior to the Separation Time, Parent and Energy Supply, as applicable, shall cause the transactions set forth in Section 1.02 (the “Separation Transactions”) to be consummated in the order and as set forth in Section 1.02, (ii) at or prior to the Distribution Time, Parent, HoldCo and NewCo, as applicable, shall cause the transactions set forth in Sections 1.01, 1.02, 1.03, and 1.04 of the Transaction Agreement to be consummated as set forth in such Sections, (iii) at the Financing Time, Parent shall and shall cause the transactions set forth in Section 2.04 of the Transaction Agreement to be consummated in the order and as set forth in Section 2.04 thereof, (iv) at the Distribution Time, Parent shall cause the transactions set forth in Section 2.05 of the Transaction Agreement to be consummated in the order and as set forth in Section 2.05 thereof, (v) at the Effective Time, HoldCo, NewCo and Merger Sub shall cause the transactions set forth in Section 2.06 of the Transaction Agreement to be consummated in the order and as set forth in Section 2.06 thereof and (vi) Parent, HoldCo, NewCo and Merger Sub shall cause the transactions set forth in Article III of the Transaction Agreement to be consummated in the order and as set forth in Article III thereof (the transactions referred to in clauses (i), (ii) and (iv) of this Section 1.01(a) being each a “Spin Transaction” and, collectively, the “Spin Transactions”).

(b) Consents to Modifications. Notwithstanding anything in this Agreement to the contrary, none of Parent or any member of the Parent Group shall enter into or otherwise agree to any modification of the Separation Plan or all or any portion of any Spin Transaction adverse in any material respect to RJS, Energy Supply or any member of the Energy Supply Group without the consent of RJS, which shall not be unreasonably withheld, delayed or conditioned (including the manner in which each of the Spin Transactions is accomplished or otherwise consummated, whether any consideration is paid or received by any member of the Parent Group or the Energy Supply Group in connection therewith, and which Assets and Liabilities are included or excluded in connection with any Spin Transaction). Moreover, Parent shall not, and shall not permit any of its Affiliates to, cause any Spin Transaction to be accomplished or otherwise consummated in a manner that would (i) have any actual or potential materially adverse tax impact on Energy Supply or any member of the Energy Supply Group in a Post-Distribution Taxable Period or the post-Distribution portion of a Straddle Period or (ii) be inconsistent with the Intended Tax-Free Treatment. Parent shall give notice to RJS of any material modification to the Separation Plan and/or all or any portion of any Spin Transaction and will consult with RJS in good faith to determine whether such change would be permitted under this Agreement.

Section 1.02 Separation Transactions.

(a) Transfer of Excluded Assets. Except as provided in Section 2.04, effective prior to the Energy Supply Election and at least 2 days prior to the Separation Date, Parent shall cause Energy Supply and each applicable Energy Supply Sub to, contribute, distribute, assign, transfer, convey and/or deliver (“Convey”) to Parent or one or more of the Non-Energy Supply Subs (as defined below), in each case in accordance with, and as more fully described on, Schedule 1.02(a) (and, only with the consent of RJS, which shall not be unreasonably withheld, delayed or conditioned, any amendment or supplement to such Schedule) and Parent shall, or shall cause such applicable Non-Energy Supply Sub to, accept all of Energy Supply’s and such Energy Supply Subs’ respective right, title and interest in, to and under all such Excluded Assets. For the avoidance of doubt, (i) any Excluded Asset that is already held, as of the Separation Time, by Parent or any Non-Energy Supply Sub, shall continue to be held by Parent or such Non-Energy Supply Sub, as applicable, following the Separation Time and (ii) except as otherwise expressly provided herein or in the Employee Matters Agreement, no Energy Supply Assets held by the Energy Supply Group shall be Conveyed to Parent or any Non-Energy Supply Sub without the prior written consent of RJS, which shall not be unreasonably withheld, delayed or conditioned.

(b) Assumption of Excluded Liabilities. Except as provided in Section 2.04, effective prior to the Energy Supply Election and at least 2 days prior to the Separation Date, Parent shall cause Energy Supply and each of the Energy Supply Subs to, Convey to Parent or one or more appropriately capitalized Non-Energy Supply Subs, in each case in accordance with, and as more specifically described on, Schedule 1.02(b) (and, only with the consent of RJS, which shall not be unreasonably withheld, delayed or conditioned, any amendment or supplement to such Schedule), and Parent shall, or shall cause such Non-Energy Supply Sub to, assume, perform, discharge and fulfill when due and, to the extent applicable, comply with, all of the Excluded Liabilities, in accordance with their respective terms. For the avoidance of doubt, any Excluded Liability that, as of the Separation Time, is already a Liability of Parent or any Non-Energy Supply Sub, shall continue to be a Liability of Parent or such Non-Energy Supply Sub, as applicable, following the Separation Time.

(c) Energy Supply Election. Pursuant to Treasury Regulation Section 301.7701-(c), Parent shall cause Energy Supply to elect to be treated as a corporation for U.S. federal income tax purposes effective on the Separation Date (the “Energy Supply Election”).

(d) Internal Distribution. Effective as of the Separation Time, Parent shall cause Energy Funding to distribute all of the equity securities of Energy Supply to Parent and in accordance with the Separation Plan, in each case free and clear of any Security Interest other than pursuant to the Financings (the “Internal Distribution”), following which Energy Supply shall be a wholly owned direct Subsidiary of Parent, in a transaction intended to qualify, together with the Energy Supply Election, as a tax-free reorganization pursuant to Sections 368(a)(1)(D) and 355 of the Code.

(e) Transfer of Energy Supply Assets. Except as provided in Section 2.04, effective following the Internal Distribution, Parent shall, and shall cause each of its Subsidiaries other than HoldCo, NewCo, Merger Sub, Energy Supply and the Energy Supply Subs (the “Non-Energy Supply Subs”) to, Convey to Energy Supply or one or more of the Energy Supply Subs, in each case in accordance with, and as more specifically described on, Schedule 1.02(e) (and, only with the consent of RJS, which shall not be unreasonably withheld, delayed or conditioned, any amendment or supplement to such Schedule) in each case free and clear of any Security Interest other than pursuant to the Financings, and Energy Supply shall, or shall cause such applicable Energy Supply Sub to, accept all of Parent’s (if any) and such Non-Energy Supply Subs’ respective right, title and interest in, to and under any of such applicable Energy Supply Assets (other than the HoldCo Common Stock) and, for the avoidance of doubt, no other transfers of Energy Supply Assets to a member of the Parent Group shall be permitted (whether before, on or after the Internal Distribution). To the extent such transfers are from Parent or a Non-Energy Supply Sub that is disregarded from Parent for U.S. federal income tax purposes to Energy Supply or an Energy Supply Sub that is disregarded as separate from Energy Supply for U.S. federal income tax purposes, such transfers are intended to qualify as tax-free contributions from Parent to Energy Supply pursuant to Section 351 of the Code (each, an “Energy Supply 351 Contribution”). For the avoidance of doubt, any Energy Supply Asset that is already held and owned, as of the Separation Time, by Energy Supply or any Energy Supply Sub, shall continue to be held and owned by Energy Supply or such Energy Supply Sub, as applicable, following the Separation Time.

(f) HoldCo Contribution. Effective following the Internal Distribution and the transfers and assumptions described in Section 1.02(e), Parent shall Convey to HoldCo and HoldCo shall accept, all of the outstanding equity securities of Energy Supply in accordance with the Separation Plan, in each case free and clear of any Security Interest other than pursuant to the Financings, following which Energy Supply shall be a wholly-owned, direct Subsidiary of HoldCo (together with any Conveyance of Energy Supply Liabilities from Parent to HoldCo pursuant to Section 1.02(f), the “HoldCo Contribution”), in a transaction intended to qualify, together with the Distribution, as a tax-free reorganization pursuant to Sections 368(a)(1)(D) and 355 of the Code.

(g) Assumption of Energy Supply Liabilities. Except as provided in Section 2.04, effective following the Internal Distribution and the transfer described in Section 1.02(e) and in connection with the HoldCo Contribution, Parent shall, and shall cause each applicable Non-Energy Supply Sub to, Convey to HoldCo in each case in accordance with, and as more specifically described on Schedule 1.02(g) (and, only with the consent of RJS, which shall not be unreasonably withheld, delayed or conditioned, any amendment or supplement to such Schedule), and HoldCo shall assume, perform, discharge and fulfill when due and, to the extent applicable, comply with, such Energy Supply Liabilities, in accordance with their respective terms. For the avoidance of doubt, (i) any Energy Supply Liability that, as of the Separation Time, is already (in accordance with the provisions of this Agreement) a Liability of Energy Supply or any Energy Supply Sub, shall continue to be a Liability of Energy Supply or such Energy Supply Sub, as applicable, following the Separation Time and (ii) no other Liabilities of the Parent Group (other than Energy Supply Liabilities) shall be Conveyed after the date hereof to any member of the Energy Supply Group without the prior written consent of RJS, which shall not be unreasonably withheld, delayed or conditioned. Schedule 11.01 - FOA sets forth a list, to the knowledge of Parent, of all generation facilities, material real property or mining operations owned by an Energy Supply Sub prior to the Distribution but that, as of the Distribution, are no longer owned by an Energy Supply Sub.

(h) Termination of Intercompany Agreements. Except with respect to the Contracts set forth in Schedule 1.02(h) attached hereto, the Transaction Agreement, this Agreement and any Ancillary Agreement, effective as of the Distribution Date, HoldCo, on behalf of itself and each other member of the Energy Supply Group, on the one hand, and Parent, on behalf of itself and each other member of the Parent Group, on the other hand, hereby terminates any and all Contracts, whether or not in writing, between or among any member of the Energy Supply Group, on the one hand, and any member of the Parent Group, on the other hand, other than any such Contract to which any Person (other than a member of Parent Group or Energy Supply Group) is also a party. No such Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect on or after the Distribution Date and, except as provided in the next sentence, all parties thereto and each member of the Parent Group and Energy Supply Group are hereby released from all Liabilities thereunder. From and after the Distribution Date, no member of the Energy Supply Group or the Parent Group shall have any rights or Liabilities under any such terminated Contract with any member of the other Group, except as specifically provided herein, in the Transaction Agreement or any Ancillary Agreement (including any obligation to settle any Intercompany Account as provided in Section 1.02(i)).

(i) Termination of Intercompany Accounts. The Parties agree that there shall be no Intercompany Accounts from the date hereof through and including the Closing other than those set forth in Schedule 1.02(i)(A); provided that, for the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, all Intercompany Accounts shall be subject to the covenants and limitations set forth in the this Agreement, the Transaction Agreement (including Section 7.01(c) thereof) and the Ancillary Agreements. Effective as of the Distribution Date, each of Parent and HoldCo shall cause each Intercompany Account outstanding immediately prior to the Distribution, other than those expressly set forth on Schedule 1.02(i)(B) attached hereto, to be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished (in each case with no further liability or obligation, including with respect to Taxes, on any member of the Energy Supply Group) by the relevant member(s) of the Parent Group and the Energy Supply Group, respectively, on or prior to the Distribution Date in each case in a manner reasonably agreed to by the Parties. Each Intercompany Account outstanding immediately prior to the Distribution and which is set forth on Schedule 1.02(i)(B) shall continue to be outstanding after the Distribution Date (unless previously satisfied in accordance with its terms) and thereafter (i) shall be an obligation of each relevant party, each of which shall be responsible for fulfilling its obligations in accordance with the terms and conditions applicable to such obligation and (ii) from and after the Distribution Date shall be an obligation of the relevant party to a third party and shall no longer be an Intercompany Account.

Section 1.03 Further Assurances. From time to time after the Closing, as and when requested by any Party, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such further actions consistent with the terms of this Agreement, the Transaction Agreement and the other Ancillary Agreements as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement; provided that no such document, instrument or actions shall increase any Party’s or its Group’s liability or decrease any Party’s or its Group’s rights, under this Agreement, the Transaction Agreement or any Ancillary Agreement.

Section 1.04 Sufficiency of Assets. To the extent the failure of an Asset to be an Energy Supply Asset results in the representation in Section 5.12(a)(i) of the Transaction Agreement being not true and correct in all material respects as of the Closing (such asset, a “Missing Asset”), if NewCo so reasonably requests on or prior to the 18-month anniversary of the Closing Date, Parent shall, as promptly as practicable thereafter, (a) pay over to NewCo, or such member of the Energy Supply Group as NewCo reasonably designates, any payments received by the Parent Group directly generated by such Missing Asset following the Distribution Date, but only to the extent such Missing Asset relates to the Energy Supply Business and (b) either (i) transfer such Missing Asset to NewCo, or such member of the Energy Supply Group as NewCo reasonably designates, (ii) provide NewCo, or such member of the Energy Supply Group as NewCo reasonably designates, use of such Missing Asset, to the same extent that such Missing Asset was used prior to the Distribution by the Energy Supply Business or (iii) provide NewCo, or such member of the Energy Supply Group as NewCo reasonably designates, with an asset, which in Energy Supply’s reasonable determination is a reasonably comparable replacement for such Missing Asset. NewCo, or such member of the Energy Supply Group as NewCo reasonably designates, shall pay for such use of such Missing Asset at a cost substantially equivalent to the historical cost allocated to the Energy Supply Business for the Energy Supply Business’ use of such Missing Asset in order that NewCo shall, consistent with past practice, receive the benefits and bear the economic burdens of such Missing Asset as closely as possible to historical practice. The selection of any of the remedies set forth in the foregoing clauses (b)(i) - (iii) shall be in Parent’s discretion, subject to NewCo’s consent (not to be unreasonably withheld, delayed or conditioned, taking into account (without limitation) the efficacy of the remedy selected by Parent as compared to that of the other remedies). Notwithstanding anything herein, in the event that the Parties mutually reasonably determine in good faith that any of the remedies set forth in the foregoing clauses (i) - (iii) would be reasonably impracticable for Parent to achieve, then such asset shall be governed under Section 2.04 as a Deferred Asset.

ARTICLE II

TRANSFER OF ASSETS AND LIABILITIES

Section 2.01 Misallocated Assets and Liabilities. In the event that, at any time from and after the Separation Time, any Party (or any member of the Parent Group or the Energy Supply Group, as applicable) discovers that it or one of its Affiliates is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability, in each case that was allocated to any other Party or any of its Affiliates pursuant to this Agreement, the Transaction Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets or assumption of Liabilities for value subsequent to the Separation Time), such Party shall, subject to and in accordance with Section 2.04, promptly use reasonable best efforts to Convey, or cause to be Conveyed, such Asset or Liability to the Party or its Affiliate that is so entitled thereto or liable therefor (and the relevant Party shall cause such entitled Person to accept such Asset or assume such Liability) for no further consideration than set forth in this Agreement. Prior to any such transfer, such Asset shall, from and after the

Separation Time, be held in trust for (in accordance with the procedures set forth in Section 2.04), and all income, proceeds and other monies received with respect to such Asset shall promptly upon receipt thereof be paid to, such other Party or its Affiliate, and such Liability shall be held for the account of such other Party or its Affiliate.

Section 2.02 Energy Supply Assets.

(a) For purposes of this Agreement, “Energy Supply Assets” shall mean, without duplication, (x) all Assets of Parent and/or any Non-Energy Supply Sub used or held for use primarily in, or that primarily arise or are produced from, the operation or conduct of the Energy Supply Business, other than Excluded Assets to the extent set forth in clause (z) of the definition thereof, (y) all Assets of Energy Supply and/or any Energy Supply Sub other than (I) those that are used or held for use primarily in, or that primarily arise or are produced from, the operation or conduct of the business of Parent and/or any Non-Energy Supply Sub (other than the Energy Supply Business) as conducted immediately prior to the Separation Time consistent with past practice or (II) to the extent included in the Excluded Assets set forth in clause (z) of the definition thereof, and (z) each of the following, other than in the cases of Section 2.02(a)(i) through Section 2.02(a)(ix) to the extent included in clause (z) of the definition of Excluded Assets:

(i) all owned real property and interests in owned real property used or held for use primarily in, or that primarily arise or are produced from, the operation or conduct of the Energy Supply Business, in each case together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto (the “Energy Supply Real Property”);

(ii) all leasehold interests in real property used or held for use primarily in, or that primarily arise or are produced from, the operation or conduct of the Energy Supply Business, in each case together with all buildings, structures, improvements and fixtures related thereto and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto (the “Leased Premises”);

(iii) all tangible and intangible personal property and interests used or held for use primarily in, or that primarily arise from, the operation or conduct of the Energy Supply Business, including emissions allowances, machinery, equipment, IT Equipment, IT Systems, furniture and other furnishings, fixed assets, tools, vehicles, railcars, owned vessels, raw materials and construction materials, products, works-in-process, goods, supplies, parts, fuel inventory (including coal, uranium, lignite, limestone, petroleum coke, natural gas or alternative fuel inventory) and other inventories, and coal combustion by-products (including fly ash and synthetic gypsum) (in each case, where such is used or held for use primarily in the Energy Supply Business);

(iv) all Permits issued or granted to Parent or any of its Subsidiaries (including all pending applications therefor) and all rights under any Contract with any Governmental Authority that are used or held for use primarily in the Energy Supply Business (the “Energy Supply Permits”);

(v) all past, present and future rights to such causes of action, lawsuits, judgments, claims (including insurance claims), rights, refunds, credits, rights of recovery, rights of set-off of any kind (or any share thereof) counterclaims or demands against a Person (other than in connection with this Agreement, the Transaction Agreement or any Ancillary Agreement) to the extent related to the Energy Supply Business, any Energy Supply Asset or any Energy Supply Liability; provided that any causes of action, lawsuits, judgments, claims, counterclaims or demands shall be assigned to Energy Supply or an Energy Supply Sub without warranty or recourse (other than pursuant to this Agreement, the Transaction Agreement or any Ancillary Agreement);

(vi) all Intellectual Property primarily used in the Energy Supply Business as of the Separation Time, including the Energy Supply Marks (the “Energy Supply Intellectual Property”);

(vii) all warranties to the extent relating to the Energy Supply Assets or the Energy Supply Business;

(viii) any Contract (other than any Collective Bargaining Agreements (which are addressed in the Employee Matters Agreement)) that is primarily used by the Energy Supply Business (collectively, the “Energy Supply Contracts”) and all interests, rights, claims and benefits pursuant to, and associated with, the Energy Supply Contracts;

(ix) (A) all business records to the extent related to the Energy Supply Assets, Energy Supply Liabilities or Energy Supply Business, including the corporate or limited liability company minute books and related stock records of any member of the Energy Supply Group, any North American Electric Reliability Corporation compliance records, information and records used to demonstrate compliance with reliability standards and other compliance records related to the Energy Supply Business, (B) all of the separate financial and Tax records of any member of the Energy Supply Group that do not form part of the general ledger of Parent Group and do not relate to any Consolidated Tax Return and (C) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature (including historical), equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, that are primarily related to the Energy Supply Business, and (D) with respect to any Energy Supply Employee and subject to any applicable legal obligations, performance reviews in respect of the period while employed by a member of the Energy Supply Group, Forms I-9 and W-4, service credit records, vacation and other leave accrual/balance records, and employee benefit election records in effect as of the Distribution Date (collectively, the “Energy Supply Books and Records”); provided, however, that (x) Parent shall be entitled to retain a copy of any and all Energy Supply Books and Records, which shall be deemed Confidential Information of the Energy Supply Group subject to the provisions of Article VII, (y) neither clause (A), (C) nor (D) shall be deemed to include any books, records or other items or portions thereof that are subject to restrictions on transfer pursuant to applicable Law, including without limitation Laws regarding personally identifiable information, or Parent’s privacy policies regarding personally identifiable information or with respect to which transfer would require any Governmental Approval under applicable Law, unless such records are required to be transferred to any member of the Energy Supply Group under applicable Law, and (z) in lieu of delivery Parent may retain materials described in clauses (A) and (C) that are both (1) not primarily related to the Energy Supply Business and (2) not reasonably practicable to identify and extract the portion thereof related to the Energy Supply Business from the portions thereof that relate to businesses of Parent and its Subsidiaries other than the Energy Supply Business, subject to the right of access of any member of the Energy Supply Group in Section 7.02, provided that such materials to the extent related to the Energy Supply Business shall be deemed Confidential Information of the Energy Supply Group and subject to the provisions of Article VII (and otherwise shall be Confidential Information of Parent);

(x) all accounts receivable, notes receivable or other amounts receivable to the extent arising out of the operation or conduct of the Energy Supply Business;

(xi) all Cash to the extent arising out of the operation or conduct of the Energy Supply Business (subject to any distributions permitted pursuant to the Transaction Agreement and the settlement of any Intercompany Accounts pursuant to Section 1.02(i));

(xii) those rights in the Shared Contracts as are allocated to any member of the Energy Supply Group pursuant to Section 2.05;

(xiii) the capital stock of, or equity or other ownership interest in, each Energy Supply Sub and each other member of the Energy Supply Group;

(xiv) all rights of any member of the Energy Supply Group under this Agreement, the Transaction Agreement or any Ancillary Agreement;

(xv) all goodwill of the Energy Supply Business;

(xvi) the right to enforce confidentiality provisions of any confidentiality, non-disclosure or similar Contracts to the extent related to confidential information of the Energy Supply Business;

(xvii) the Assets listed or described on Schedule 2.02(a)(xvii) attached hereto; and

(xviii) any and all Assets that are otherwise expressly contemplated by this Agreement, the Transaction Agreement or any Ancillary Agreement as Assets to be retained by or Conveyed to Energy Supply or any other member of the Energy Supply Group.

In the event of any inconsistency or conflict in the application or interpretation of this definition and the definition of “Excluded Assets”, for purposes of determining what is or is not an Energy Supply Asset: the explicit inclusion of an item on a Schedule referred to in this definition shall take priority over any textual provision of this definition that would otherwise operate to exclude such Asset from this definition of “Energy Supply Assets”.

(b) For purposes of this Agreement, “Excluded Assets” shall mean, without duplication and unless otherwise set forth in the definition of Energy Supply Assets, (x) all Assets of Parent and the Non-Energy Supply Subs other than those used or held for use primarily in, or that primarily arise or are produced from, the operation or conduct of the Energy Supply Business, (y) all Assets of Energy Supply and/or the Energy Supply Subs that are used or held for use primarily in, or that primarily arise or are produced from, the operation or conduct of the business of Parent and/or any Non-Energy Supply Subs as conducted immediately prior to the Separation Time consistent with past practice that are set forth on Schedule 2.02(b)(y), and (z) the following Assets:

(i) The Parent Name and Marks;

(ii) the Contracts set forth on Schedule 2.02(b)(ii) attached hereto and all interests, rights, claims and benefits pursuant to, and associated with such Contracts;

(iii) other than rights to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contract to the extent related to confidential information of the Energy Supply Business, all records relating to the negotiation and consummation of the transactions contemplated by this Agreement and the Transaction Agreement and all records prepared in connection with the potential separation and divestiture of all or a part of the Energy Supply Business, including (A) bids received prior to the date of this Agreement from third parties and analyses relating to such transactions and (B) confidential communications with legal counsel representing Parent or its Affiliates and the right to assert the attorney-client privilege with respect thereto; provided that for purposes of clarification Excluded Assets shall not include any records or documents relating to any actual or pending Conveyance of any portion of the Energy Supply Business;

(iv) all Cash to the extent arising out of the operation or conduct of the business of Parent and/or the Non-Energy Supply Subs (subject to any distributions permitted pursuant to the Transaction Agreement and the settlement of any Intercompany Accounts pursuant to Section 1.02(i));

(v) those rights in the Shared Contracts as are allocated to any member of the Parent Group pursuant to Section 2.05;

(vi) the right to enforce confidentiality provisions of any confidentiality, non-disclosure or similar Contracts to the extent related to confidential information of the Parent Group;

(vii) all rights of any member of the Parent Group under this Agreement, the Transaction Agreement or any Ancillary Agreement;

(viii) the capital stock of, or equity or other ownership interest in, each member of the Parent Group;

(ix) the Assets listed or described on Schedule 2.02(b)(ix) attached hereto; and

(x) any and all Assets that are otherwise expressly contemplated by this Agreement, the Transaction Agreement or any Ancillary Agreement as Assets to be retained by or Conveyed to Parent or any other member of the Parent Group.

In the event of any inconsistency or conflict in the application or interpretation of this definition and the definition of “Energy Supply Assets”, for purposes of determining what is or is not an Excluded Asset: the explicit inclusion of an item on a Schedule referred to in this definition shall take priority over any textual provision of this definition that would otherwise operate to exclude such Asset from this definition of “Excluded Assets”.

Section 2.03 Liabilities.

(a) For the purposes of this Agreement, “Energy Supply Liabilities” shall mean, without duplication, (x) all Liabilities of Parent and/or any Non-Energy Supply Sub to the extent arising out of, relating to or produced from the operation or conduct of the Energy Supply Assets or primarily arising out of, relating to or produced from the operation or conduct of the Energy Supply Business that are Conveyed to a member of the Energy Supply Group in accordance with Section 1.02(e), in each case other than Excluded Liabilities, (y) all Liabilities of Energy Supply and/or the Energy Supply Subs other than (I) to the extent arising out of, related to or produced from the operation or conduct of the business of Parent and/or any of its Affiliates (other than the Energy Supply Business) or (II) any Excluded Liabilities, and (z) the Liabilities set forth in Section 2.03(a)(i) through Section 2.03(a)(iii) other than any Excluded Liability, in each case of clauses (x), (y) and (z) regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or subsequent to the Separation Time, or where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to, on or after the date hereof.

(i) all Liabilities that are expressly contemplated to be assumed by Energy Supply or any Energy Supply Sub pursuant to this Agreement, the Transaction Agreement or any Ancillary Agreement;

(ii) those Liabilities under Shared Contracts as are allocated to any member of the Energy Supply Group pursuant to Section 2.05;

(iii) any Liability for Formerly Owned Asset Liabilities; and

(iv) the Liabilities listed or described on Schedule 2.03(a)(iv) attached hereto.

For purposes of clarification, (1) from and after the Separation Date, the Energy Supply Liabilities shall not include any Liabilities that are included in the definition of Excluded Liabilities and (2) except as otherwise expressly set forth in any Transaction Document, no member of the Energy Supply Group shall assume or be responsible for the performance of any Liability of Parent or any member of the Parent Group except for the Energy Supply Liabilities. Notwithstanding anything to the contrary herein, nothing in the definition of Energy Supply Liabilities shall limit or reduce any Energy Supply Indemnitee’s rights to indemnification from Parent, or Parent’s obligations to indemnify any Energy Supply Indemnitee pursuant to Article V.

(b) For purposes of this Agreement, “Excluded Liabilities” shall mean (x) all Liabilities of Parent and/or any Non-Energy Supply Sub (other than Energy Supply Liabilities), (y) all Liabilities of Energy Supply and/or any Energy Supply Sub to the extent arising out of, relating to or produced from the operation or conduct of the business of Parent and/or any Non-Energy Supply Sub (other than the Energy Supply Liabilities) and (z) each of the Liabilities set forth in Section 2.03(b)(i) through Section 2.03(b)(vi), in each case of clauses (x), (y) and (z) regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or subsequent to the Separation Time, or where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to, on or after the date hereof.

(i) the Liabilities listed or described on Schedule 2.03(b)(i) attached hereto;

(ii) any Liability of Parent and/or any of its Affiliates to the extent arising out of or relating to any Excluded Asset, or any other Asset of Parent or any of its Affiliates that is not an Energy Supply Asset or a Legacy Asset;

(iii) any Liability of Parent and/or member of the Parent Group arising from the making or performance of this Agreement, the Transaction Agreement or any Ancillary Agreement;

(iv) those Liabilities under Shared Contracts as are allocated to any member of the Parent Group pursuant to Section 2.05;

(v) any Liability of any member of the Parent Group in connection with the termination of any services or Contract between any member of the Parent Group, on one hand, and any member of the Energy Supply Group, on the other hand, that is terminated at or prior to Closing; and

(vi) all Liabilities that are expressly contemplated by this Agreement, the Transaction Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Parent or any other member of the Parent Group, and all Liabilities of any member of the Parent Group under this Agreement, the Transaction Agreement or any of the Ancillary Agreements.

Notwithstanding anything to the contrary herein, nothing in this definition of Excluded Liabilities shall limit or reduce any Parent Indemnitee’s rights to indemnification from Energy Supply, or Energy Supply’s obligations to indemnify any Parent Indemnitee pursuant to Article V.

Section 2.04 Transfer in Violation of Laws or Requiring Consent or Governmental Approval.

(a) Application to Shared Contracts or Parent Regulatory Approvals. Notwithstanding anything to the contrary in this Agreement, (i) this Section 2.04 shall only apply to a Shared Contract if and to the extent such Shared Contract is deemed to be a “Deferred Asset” or a “Deferred Liability” pursuant to Section 2.05 and (ii) this Section 2.04 shall not apply to Shared Locations (which are addressed in Section 8.07), the Parent Regulatory Approvals (which are addressed in Section 8.01 of the Transaction Agreement).

(b) Efforts to Obtain Consents. Parent shall use its reasonable best efforts to promptly obtain (or to cause its applicable Affiliates to promptly obtain) (i) the transfer, assignment, novation or reissuance of any Permit or Contract or any Consent from a Person (other than any member of the Parent Group or the Energy Supply Group) (each such item in this clause (i) being a “Third-Party Consent”) and/or (ii) any approval of any Governmental Authority, in the case of clauses (i) and (ii) that is required in order to consummate any of the Spin Transactions or any other transactions contemplated herein; provided that in connection with obtaining any such Third-Party Consent or such approval of any such Governmental Authority, no member of the Parent Group and prior to the Closing no member of the Energy Supply Group shall enter into or otherwise agree to any modification to the terms of any Contract or any Permit that is required to effect any Spin Transaction or the other transactions contemplated herein that could reasonably be expected to adversely affect any member of the Energy Supply Group (including due to an increase in payment or other incremental cost to any member of the Energy Supply Group under such Contract or Permit) in any material respect without the prior written consent of (A) on or prior to Closing, RJS and (B) after Closing, NewCo, in each case not to be unreasonably withheld, conditioned or delayed. In furtherance of the foregoing, the Parties shall consult with each other and provide copies of any proposed consent or amendment prior to proposing and prior to entering into any such consent or approval.

(c) Consent Committee. Promptly following the date hereof (and in any event within 30 days following the date hereof), the Parties shall establish a committee (the “Consent Committee”) composed of at least one representative of each of Parent and RJS (or, following Closing, a representative of NewCo), which shall be responsible for coordinating and overseeing the implementation of the provisions of Section 2.04(b) (including discussing and agreeing on action plans to resolve any outstanding obligations under Section 2.04(b)) for a period of time commencing on the date hereof and ending two years following the Closing Date. The Consent Committee will meet in person or by phone on a monthly basis (or such other interval agreed by the Parties). The Consent Committee process described in this Section shall be subject to modification or termination as agreed by (i) prior to Closing, RJS, or after Closing, NewCo and (ii) Parent.

(d) No Transfer; Deferred Assets and Liabilities. Notwithstanding anything in this Agreement (except as otherwise expressly provided in this Section 2.04), the Transaction Agreement or any Ancillary Agreement to the contrary, this Agreement shall not constitute an agreement to Convey, directly or indirectly, any Asset or assume any Liability if, but solely to the extent, an attempted direct or indirect Conveyance of such Asset or assumption of such Liability, without any applicable Third-Party Consent or approval of a Governmental Authority, would constitute a breach or default of the rights of such Person or Governmental Authority or of applicable Law until such time as the necessary Consent, waiver, reissuance, authorization or approval is obtained. To the extent any direct or indirect Conveyance of any Energy Supply Asset or Energy Supply Liability by any member of the Parent Group to any member of the Energy Supply Group, or, in the case of any Excluded Asset or Excluded Liability, by any member of the Energy Supply Group to any member of the Parent Group, or any direct or indirect acquisition or assumption by any member of the Energy Supply Group or of the Parent Group, as applicable, of, any interest in, or Liability, obligation or commitment under, any Energy Supply Asset or Energy Supply Liability, in each case as contemplated by this Agreement (including in connection with any Spin Transaction) requires any Third-Party Consent or approval or a Governmental Authority, then such Conveyance of such Asset (each, a “Deferred Asset”) or assumption of such Liability (each, a “Deferred Liability”) shall, notwithstanding the consummation of any other Spin Transaction, be made subject to such Third-Party Consent or approval of such Governmental Authority being obtained.

(e) Alternative Arrangements. To the extent any applicable Third-Party Consent or approval of a Governmental Authority with respect to any Deferred Asset or any Deferred Liability has not been obtained on or prior to the Distribution Date, then (i) the applicable Party (or its Affiliate or designee) that continues to hold, as a result of the operation of Section 2.04(d), such Deferred Asset or such Deferred Liability (each such Person, a “Deferred Transfer Trustee”) shall (A) thereafter (1) in the case of a Deferred Asset, hold such Deferred Asset in trust for on behalf of the applicable Party (or its Affiliate) entitled to receive such Deferred Asset pursuant to this Agreement and shall promptly pay to such Deferred Transfer Beneficiary all income, proceeds and other monies received by the Deferred Transfer Trustee or any of its Affiliates with respect to such Deferred Asset or (2) in the case of a Deferred Liability, hold such Deferred Liability for the account of the applicable Party (or its Affiliate) obligated to assume such Deferred Liability, as applicable, pursuant to this Agreement (each such Party (or its Affiliate) referred to in this clause (A)(1) or (A)(2) being, a “Deferred Transfer Beneficiary”) and (B) appoint (to the maximum extent permitted by Law and/or the applicable Contract or Permit that constitutes such Deferred Asset or Deferred Liability) such Deferred Transfer Beneficiary effective from and after Closing as the agent of such Deferred Transfer Trustee with respect to such Deferred Asset or such Deferred Liability, as applicable, and (ii) the Parties shall (and shall cause each of their respective Affiliates that are a Deferred Transfer Trustee to) enter into at Closing such arrangements (including agency, sublease, management, indemnity, payment or other arrangements) with the applicable Deferred Transfer Beneficiary as are reasonably satisfactory in form and substance to the Parties to provide the applicable Deferred Transfer Beneficiary, from and following the Distribution Date, with the benefits and obligations (in each case, as closely as possible to that which would be applicable to the Deferred Transfer Beneficiary if such Third Party-Consent or Governmental Authority approval had been obtained and such Deferred Asset or Deferred Liability had transferred) of such Deferred Asset or such Deferred Liability, as applicable (other than, where a Deferred Transfer Beneficiary is a member of (x) the Energy Supply Group, any Excluded Liability or other obligations for which Parent indemnifies any Energy Supply Indemnitee pursuant to this Agreement and (y) the Parent Group, any Energy Supply Liability or other obligations for which Energy Supply indemnifies any Parent Indemnitee pursuant to this Agreement), including enforcement of any and all rights of such Deferred Transfer Trustee against any other Person with respect to such Deferred Asset or such Deferred Liability. Notwithstanding anything to the contrary in this Agreement, any such Deferred Liability or Deferred Asset, as applicable, shall be considered an Energy Supply Liability or Energy Supply Asset, as applicable, (to the extent the applicable Deferred Transfer Trustee for such Deferred Liability or Deferred Asset, as applicable, is a member of the Parent Group) or an Excluded Liability or Excluded Asset, as applicable (to the extent the applicable Deferred Transfer Trustee for such Deferred Liability or Deferred Asset, as applicable, is a member of the Energy Supply Group), as applicable, for purposes of the indemnity in ARTICLE V.

(f) Transfers Upon Obtaining Consents. If and when any such Third-Party Consent or approval of such Governmental Authority is obtained with respect to any Deferred Asset or Deferred Liability after the Distribution Date, the Conveyance of the Deferred Asset or assumption of the Deferred Liability to which such Third-Party Consent or approval of such Governmental Authority relates shall be promptly effected in accordance with the terms of this Agreement without the payment of additional consideration and thereafter shall no longer be consider a Deferred Asset or a Deferred Liability, as applicable, for purposes of this Section 2.04.

(g) Allocation of Costs and Expenses. Notwithstanding anything in this Agreement to the contrary and except as otherwise set forth on Schedule 2.04(g) or in Section 11.02 of the Transaction Agreement, any fees, costs or expenses (other than payments to any attorney of any Party) incurred in connection with separation of a Shared Contract pursuant to Section 2.05 or obtaining any Third-Party Consent or approval of any Governmental Authority, in each case needed to effect (i) any Spin Transaction or any other transaction contemplated by this Agreement and (ii) the Merger, shall be borne and paid by Parent. For purposes of clarification, any fees, costs, or expenses (other than payments to any attorney of any Party) paid or incurred in connection with obtaining new Contracts or Permits pursuant to and in accordance with this Agreement (for the avoidance of doubt, other than any amounts payable under such Contracts) prior to, on or following the Closing in lieu of obtaining Consents to the transfer of Contracts or Permits are considered fees, costs, or expenses for purposes of this Section 2.04(g). The Parties shall use their respective reasonable best efforts to cooperate to minimize such fees, costs and expenses.

(h) The obligations to use reasonable best efforts to obtain any Third Party Consent or approval of any Governmental Authority set forth in Section 2.04(a) shall terminate on the date that is twenty-four months following the Distribution Date; provided however that such termination shall not affect the other provisions of this Section 2.04.

Section 2.05 Shared Contracts. Schedule 2.05 (as amended or supplemented as hereinafter set forth) sets forth the Contracts that are intended to be Shared Contracts under this Agreement. Parent (including on behalf of the other members of the Parent Group) and Energy Supply will use their reasonable best efforts to separate the Shared Contracts into separate Contracts effective as of the Distribution Date so that from and after the Distribution, the Energy Supply Group will have the sole benefit and Liabilities with respect to each Shared Contract to the extent related to the Energy Supply Business and the Parent Group will have the sole benefit and Liabilities with respect to each Shared Contract to the extent not related to the Energy Supply Business. Upon such separation of a Shared Contract, the separated Contract (or portion thereof) that is related to the Energy Supply Business will be an Energy Supply Asset and the other separated Contract (or portion thereof) will be an Excluded Asset. If any Shared Contract is not separated prior to the Distribution Date, then the applicable portion of such Shared Contract shall be treated as a Deferred Asset or a Deferred Liability for purposes of Section 2.04, including Sections 2.04(d) and (e). The obligations to use reasonable best efforts to separate any Shared Contract set forth in this Section 2.05 will terminate on the date that is twenty-four months following the Distribution Date; provided however that such termination shall not affect the obligations under Section 2.04(d), (e), (f) or (g) with respect to any Shared Contract that is a Deferred Asset or a Deferred Liability. No Party will (or will permit any of its Affiliates to) amend, renew, extend or otherwise modify any Shared Contract without the consent, not to be unreasonably withheld, delayed or conditioned, of the other Parties (or after Closing, without the consent of Parent and NewCo) to the extent such amendment, renewal, extension or modification would adversely affect such other Party (or any of its Affiliates) in any material respect. Parent shall bear any and all third-party fees and out-of-pocket expenses that may be reasonably required in connection with obtaining, whether before or after the Distribution Date, any such separation of a Shared Contract. From time to time, (a) with the prior written consent of RJS, not to be unreasonably withheld, delayed or conditioned, Parent may add additional Contracts to the list of Shared Contracts set forth on Schedule 2.05, (b) with the prior written consent of Parent, not to be unreasonably withheld, delayed or conditioned, RJS or NewCo may prior to the Closing add to Schedule 2.05 additional Contracts that are (i) on the list referenced in the immediately succeeding sentence or (ii) should have been included on such list, and (c) NewCo may from and after Closing and on or prior to the 18-month anniversary of the Closing Date add additional Contracts to the list of Shared Contracts set forth on Schedule 2.05 if and as needed to make the representation in Section 5.12(a)(i) of the Transaction Agreement true and correct in all material respects, and, in the case of clause (c) of this Section 2.05, such later identified Shared Contract shall constitute a Missing Asset and shall be subject to Section 1.04. Promptly (and in any event within 60 days) following the date hereof, Parent shall provide to RJS a list of all Contracts to which Parent or any of its Affiliates is a party pursuant to which the counterparty is anticipated to provide as of or after the Distribution Date more than a de minimis amount of products, services or intellectual property to both the Energy Supply Business and to any other business of Parent or any Non-Energy Supply Sub and Parent shall update such list from time to time thereafter.

Section 2.06 Shared Locations. Except as set forth in Schedule 2.06, there is no Energy Supply Real Property or Leased Premises that will be controlled, used, operated, leased or owned in common with, the Excluded Assets, or any other real property assets controlled, used, operated, leased or owned by Parent or any Non-Energy Supply Sub (collectively, the “Shared Locations”).

Section 2.07 No Representation or Warranty. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE PARENT GROUP) AND EACH OF HOLDCO, NEWCO AND ENERGY SUPPLY (EACH ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE ENERGY SUPPLY GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE TRANSACTION AGREEMENT OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS

AGREEMENT, THE TRANSACTION AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE TRANSACTION AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONVEYED, CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN THE TRANSACTION AGREEMENT OR IN ANY ANCILLARY AGREEMENT, (A) ALL ASSETS AND LIABILITIES ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY OR REAL PROPERTY RIGHT, BY MEANS OF A DEED OR CONVEYANCE WITHOUT WARRANTY AS TO TITLE OR OTHERWISE) AND (B) THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (1) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (2) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 2.07 SHALL HAVE NO EFFECT ON ANY REPRESENTATION OR WARRANTY MADE HEREIN, IN THE TRANSACTION AGREEMENT OR IN ANY ANCILLARY AGREEMENT AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NOTHING HEREIN SHALL LIMIT ANY CLAIM BY ANY OF THE PARTIES RELATING TO OR ARISING FROM FRAUD.

ARTICLE III

COMPLETION OF THE SPIN TRANSACTIONS

Section 3.01 Spin Transaction Closing. On the terms and subject to the conditions set forth in this Agreement, the consummation of the Spin Transactions shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, in accordance with the terms of this Agreement at 10 a.m., local time on the Closing Date and occur in the order set forth in this Agreement and the Transaction Agreement or such other date, time or place as the Parties may agree (such time, the “Separation Time,” and such date the “Separation Date”).

Section 3.02 Parent Deliveries on the Separation Date. On the Separation Date (and prior to the Separation Time), Parent shall execute and deliver, or shall cause the appropriate Non-Energy Supply Sub to execute and deliver, to Holdco, NewCo and Energy Supply (or the applicable member(s) of the Energy Supply Group) (with copies to RJS) all of the following instruments:

(a) such bills of sale, stock powers, certificates of title, deeds, easements, leases, real estate transfer documents and related filings, assignments of Contracts and Permits, Consents (to the extent obtained), and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located and reasonably acceptable to the Parties), as and to the extent reasonably necessary or appropriate to evidence the Conveyance of all of Parent’s and the Non-Energy Supply Subs’ right, title and interest in and to each Energy Supply Asset (other than the HoldCo Common Stock) to Energy Supply (or the applicable member(s) of the Energy Supply Group) or the applicable Energy Supply Sub (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance shall impose obligations on any member of the Parent Group or any member the Energy Supply Group or require any member of the Parent Group or any member of the Energy Supply Group to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement (but rather shall merely implement the obligations herein) except to the extent required to comply with applicable Law or except for customary obligations with respect to due execution, authority and similar matters, and in which case Parent shall cause the applicable member(s) of the Parent Group and applicable member(s) of the Energy Supply Group to enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement);

(b) such instruments of assumption (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary to evidence the valid and effective assumption of each Excluded Liability by Parent or the applicable Non-Energy Supply Sub;

(c) evidence of Third-Party Consents or approvals of Governmental Authorities received on or prior to the Distribution Date pursuant to Section 2.04(b);

(d) such arrangements (including agency, sublease, management, indemnity, payment or other arrangements) with each Deferred Transfer Beneficiary or Deferred Transfer Trustee which are required to be entered into on the Distribution Date pursuant to Section 2.04(e);

(e) such arrangements with respect any Energy Supply Real Property and/or any Leased Premises which are to be entered into on or before the Separation Date pursuant to Section 8.07;

(f) executed copies of any Shared Contracts that have been separated for the benefit of the Energy Supply Business pursuant to Section 2.05;

(g) Energy Supply Books and Records (to the extent not located at the offices of a member of the Energy Supply Group on the Separation Date); and

(h) each other Ancillary Agreement duly executed by the members of the Parent Group party thereto.

Section 3.03 Energy Supply Deliveries on the Separation Date. On the Separation Date, Parent shall cause HoldCo, NewCo and Energy Supply to execute and deliver, or shall cause the appropriate Energy Supply Sub to execute and deliver, to Parent (or the applicable member(s) of the Parent Group) (with copies to RJS) all of the following instruments:

(a) such bills of sale, stock powers, certificates of title, deeds, real estate transfer documents and related filings, assignments of Contracts and Permits, Consents (to the extent obtained) and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located and reasonably acceptable to the Parties), as and to the extent reasonably necessary or appropriate to evidence the Conveyance of all of Energy Supply’s and the Energy Supply Subs’ right, title and interest in and to each Excluded Asset to Parent (or the applicable member(s) of the Parent Group) or the applicable Non-Energy Supply Sub (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance shall impose obligations on any member of the Parent Group or any member the Energy Supply Group (or RJS Group) or require any member of the Parent Group or any member of the Energy Supply Group (or RJS Group) to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement (but rather shall merely implement the obligations herein) except to the extent required to comply with applicable Law or except for customary obligations with respect to due execution, authority and similar matters, and in which case Parent shall cause the applicable member(s) of the Parent Group and applicable member(s) of the Energy Supply Group to enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement);

(b) such instruments of assumption (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary to evidence the valid and effective assumption of each Energy Supply Liability by Energy Supply or the applicable Energy Supply Sub;

(c) such arrangements (including agency, sublease, management, indemnity, payment or other arrangements) with each Deferred Transfer Beneficiary or Deferred Transfer Trustee which are required to be entered into on the Distribution Date pursuant to Section 2.04(e); and

(d) such arrangements with respect any Energy Supply Real Property and/or any Leased Premises which are to be entered into on or before the Separation Date pursuant to Section 8.07;

(e) executed copies of any Shared Contracts that have been separated for the benefit of the Parent Group pursuant to Section 2.05; and

(f) each other Ancillary Agreement duly executed by the members of the Energy Supply Group party thereto.

Section 3.04 Resignations. At or prior to the Distribution, except as otherwise agreed between Parent and RJS in writing, Parent shall cause each employee and director of Parent and its Subsidiaries who will not be employed by any member of the Energy Supply Group after the Distribution Date to be removed or resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies, and from all positions as officers, of any member of the Energy Supply Group on which they serve. At or prior to the Distribution, except as otherwise agreed between Parent and RJS in writing, Parent shall cause each employee and director of any member of the Energy Supply Group who will not be employed by any member of the Parent Group after the Distribution Date to be removed or resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies, and from all positions as officers, of any member of the Parent Group on which they serve.

ARTICLE IV

MUTUAL RELEASES

Section 4.01 Release of Pre-Distribution Date Claims.

(a) Energy Supply Release.

(i) Except as otherwise provided in Section 4.02, effective as of the Closing, each of RJS, HoldCo, NewCo and Energy Supply does hereby, for itself and for each other member of the Energy Supply Group and the RJS Group (as applicable), in each case, together with their respective successors and assigns, to the fullest extent permitted by applicable Law, forever fully and irrevocably waive, release and discharge each member of the Parent Group and their respective officers, managers and directors, and their respective successors and assigns from any and all Liabilities whatsoever, and any and all rights, claims and causes of action (including the right to seek contribution, cost recovery, damages or any other recourse or remedy) it may have against any member of the Parent Group or their respective officers, managers or directors, and their respective successors and assigns, in each case whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Closing or any conditions existing or alleged to have existed at or before the Closing, including in connection with the Separation Transactions, the Transactions and all other activities to implement the Separation Transactions and/or the Transactions (collectively the “Parent Released Claims”).

(ii) Without limitation, the release set forth in Section 4.01(a)(i) includes a release of any rights and benefits with respect to any Parent Released Claims that any member of the Energy Supply Group, and their respective successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. Each of HoldCo, NewCo and Energy Supply, on behalf of itself and each other member of the Energy Supply Group, hereby expressly acknowledges and agrees that (A) it is aware that factual matters now unknown to it may have given or may hereafter give rise to Losses, Liabilities, rights, claims or causes of action that are presently unknown, unanticipated and unsuspected with respect to Parent Released Claims, (B) this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release each member of the Parent Group and their respective officers, managers and directors from all Liabilities, rights, claims and causes of action described in Section 4.01(a)(i), (C) it has had, or has had and waived, the opportunity to be advised by independent legal counsel in connection herewith and (D) that it hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code (and any analogous law of any other state, locality, or other jurisdiction) with respect to the Parent Released Claims and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 (and any analogous law of any other state, locality, or other jurisdiction).

(b) Parent Release.

(i) Except as otherwise provided in Section 4.02, effective as of the Closing, Parent does hereby, for itself and for each other member of the Parent Group, in each case, together with their respective successors and assigns, to the fullest extent permitted by applicable Law, forever fully and irrevocably waive, release and discharge each member of the Energy Supply Group (including each member of the RJS Group) and their respective officers, managers and directors, and their respective successors and assigns from any and all Liabilities whatsoever, and any and all rights, claims and causes of action (including the right to seek contribution, cost recovery, damages or any other recourse or remedy) it may have against any member of the Energy Supply Group (including each member of the RJS Group) or their respective officers, managers or directors, and their respective successors and assigns, in each case whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Closing or any conditions existing or alleged to have existed at or before the Closing, including in connection with the Separation Transactions, the Transactions and all other activities to implement the Separation Transactions and/or the Transactions (collectively the “Energy Supply Released Claims”).

(ii) Without limitation, the release set forth in Section 4.01(b)(i) includes a release of any rights and benefits with respect to any Energy Supply Released Claims that Parent and/or any other member of the Parent Group, and their respective successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. Parent, on behalf of itself and each other member of the Parent Group, hereby expressly acknowledges and agrees that (A) it is aware that factual matters now unknown to it may have given or may hereafter give rise to Losses,

Liabilities, rights, claims or causes of action that are presently unknown, unanticipated and unsuspected with respect to Energy Supply Released Claims, (B) this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release each member of the Energy Supply Group (including each member of the RJS Group) and their respective officers, managers and directors from all Liabilities, rights, claims and causes of action described in Section 4.01(b)(i), (C) it has had, or has had and waived, the opportunity to be advised by independent legal counsel in connection herewith and (D) that it hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code (and any analogous law of any other state, locality, or other jurisdiction) with respect to the Energy Supply Released Claims and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 (and any analogous law of any other state, locality, or other jurisdiction).

Section 4.02 No Impairment. Nothing contained in Section 4.01(a) or Section 4.01(b) shall (a) release, limit or otherwise affect any Person’s rights or obligations pursuant to or contemplated by this Agreement, the Transaction Agreement or any Ancillary Agreement, in each case in accordance with its terms, including (i) the obligations of Energy Supply and/or the applicable Energy Supply Sub to retain, assume and satisfy the Energy Supply Liabilities and the obligation of Parent or the Non-Energy Supply Subs to retain, assume and satisfy the Excluded Liabilities, (ii) the obligations of Parent and Energy Supply to provide the indemnities set forth in this Agreement, including pursuant to ARTICLE V or ARTICLE VI and (iii) the obligations of Parent, Energy Supply and RJS to perform their obligations under this Agreement, the Transaction Agreement, any Ancillary Agreements, (b) apply to any Liability the release of which would result in the release of any Person other than a Person expressly released pursuant to Section 4.01(a) or Section 4.01(b), (c) apply to any obligations under the Contracts set forth in Schedule 1.02(h) attached hereto or in Section 6.10(d) of the RJS Disclosure Letter or any other Contract that the Parties agree in writing after the date hereof to add to Schedule 4.02 or (d) apply to any obligation set forth in Schedule 1.02(i)(B) attached hereto. In addition, nothing in Section 4.01 shall release any member of the Parent Group from indemnifying any current or former director, officer, manager, employee or agent of any member of the Energy Supply Group or Parent Group, as applicable, who was a director, officer, manager, employee or agent of any member of the Parent Group or any member of the Energy Supply Group prior to the Separation Time if such person is or was entitled to a right of indemnification pursuant to (x) the Organizational Documents of the applicable member of the Energy Supply Group or the Parent Group, (y) any corporate policy of Parent and its Subsidiaries or (z) any Contract.

Section 4.03 No Actions as to Released Claims.

(a) Without limiting anything set forth in Section 4.01(a) or Section 4.01(b), from and after the Closing, each of RJS, HoldCo, NewCo and Energy Supply shall not, and shall cause each other member of the Energy Supply Group or the RJS Group (as applicable) not to, make (or permit any other Person to make on its behalf) any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or for indemnification, against any member of the Parent Group or any of their respective officers, managers or directors with respect to any Parent Released Claim and no recourse shall be granted against any of them, by virtue of, or based upon any Parent Released Claim.

(b) Without limiting anything set forth in Section 4.01(a) or Section 4.01(b), from and after the Closing, Parent shall not, and shall cause each other member of the Parent Group not to, make (or permit any other Person to make on its behalf) any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or for indemnification, against any member of the Energy Supply Group (excluding any member of the RJS Group) or their respective officers, managers or directors with respect to any Energy Supply Released Claim and no recourse shall be granted against any of them, by virtue of, or based upon any Energy Supply Released Claim.

Each of the Parties acknowledges and agrees that the agreements contained in Section 4.01 through Section 4.03 are an integral part of the transactions contemplated by this Agreement and that, without such agreements, no Party would enter into this Agreement.

ARTICLE V

INDEMNIFICATION

Section 5.01 Indemnification by Energy Supply. Except as otherwise provided in ARTICLE VI, from and after the Closing, Energy Supply shall indemnify, defend and hold harmless the Parent Indemnitees from and against, and shall reimburse such Parent Indemnitees with respect to, any and all Losses that result from, relate to or arise out of, whether prior to or following the Closing, any of the following items (without duplication):

(a) any Energy Supply Liability;

(b) any Liability arising from, related to or in connection with the Financing, subject to or except as otherwise provided in Section 11.02 of the Transaction Agreement or ARTICLE VI;

(c) any breach by any member of the Energy Supply Group of any covenant, obligation or agreement to be performed subsequent to the Closing by such member pursuant to this Agreement, the Transaction Agreement or any Ancillary Agreement in each case, in accordance with the applicable survival periods set forth herein and therein; and

(d) any breach or inaccuracy of any representation or warranty of RJS set forth in the Transaction Agreement that survives the Closing pursuant to Section 11.01 of the Transaction Agreement.

Section 5.02 Indemnification by Parent. Except as otherwise provided in ARTICLE VI, from and after the Closing, Parent shall indemnify, defend and hold harmless the Energy Supply Indemnitees from and against, and shall reimburse such Energy Supply Indemnitees with respect to, any and all Losses that result from, relate to or arise out of, whether prior to or following the Closing, any of the following items (without duplication):

(a) any Excluded Liability;

(b) any breach by Parent or any other member of the Parent Group (excluding the Energy Supply Group) of any covenant, obligation or agreement to be performed subsequent to the Closing by such member of the Parent Group (excluding the Energy Supply Group) pursuant to this Agreement, the Transaction Agreement or any Ancillary Agreement in each case, in accordance with the applicable survival periods set forth herein and therein; and

(c) any breach or inaccuracy of any representation or warranty of Parent, any member of the Parent Group or any member of the Energy Supply Group (excluding the RJS Group) set forth in the Transaction Agreement that survives the Closing pursuant to Section 11.01 of the Transaction Agreement.

Section 5.03 Survival; Exclusive Remedy.

(a) Survival.

(i) Separation Agreement. Except as provided in the next sentence, and/or except as set forth in Section 6.11, none of the representations, warranties or agreements in this Agreement shall survive the Closing. Notwithstanding the preceding sentence, the covenants contained in this Agreement that by their terms are to be performed in whole or part after the Closing shall survive the Closing until they have been performed in accordance with their terms; it being understood that in the event notice of any claim for indemnification under this ARTICLE V shall have been given within the applicable survival period set forth in this Section 5.03(a)(i), the covenants, obligations and agreements that are the subject of such indemnification claim shall survive

(ii) Transaction Agreement. No claim or cause of action for indemnification under this ARTICLE V, with respect to a breach or inaccuracy of any representation, warranty or covenant set forth in the Transaction Agreement shall survive beyond the applicable survival period set forth in Section 11.01 of the Transaction Agreement; it being understood that in the event notice of any claim for indemnification under this ARTICLE V shall have been given within the applicable survival period set forth in Section 11.01 of the Transaction Agreement, the representations, warranties and covenants that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved pursuant to this Agreement.

(b) Exclusive Remedy. Except as otherwise provided in Section 10.04, or any Ancillary Agreement, absent fraud by an Indemnifying Party, from and after Closing (i) the indemnification provisions set forth in this Agreement shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of (A) this Agreement (including with respect to monetary or compensatory damages or Losses arising out of or relating to, as the case may be, any Energy Supply Liability or Excluded Liability) or (B) the Transaction Agreement or (C) any Ancillary Agreement and (ii) each Indemnitee expressly waives and relinquishes any and all rights claims or remedies such Person may have with respect to any of the foregoing other than under indemnification provisions set forth in this ARTICLE V and ARTICLE VI.

Section 5.04 Procedures for Indemnification of Direct and Third-Party Claims.

(a) If an Indemnitee determines that it is entitled to or reasonably expects to be entitled to a claim of indemnification under this Agreement with respect to direct or first-party

Losses, such Indemnitee shall give the Indemnifying Party notice of any such matter within twenty (20) Business Days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Agreement except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) If a claim or demand is made against a Parent Indemnitee or an Energy Supply Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement or an Affiliate of such Indemnitee (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party that is or may be required pursuant to this ARTICLE V or ARTICLE VI or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing of such Third-Party Claim promptly (and in any event within thirty (30) calendar days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations under this Agreement except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Indemnifying Parties shall not be liable for any expenses incurred in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to such Third-Party Claim.

(c) Other than in the case of any Liability being managed by a Party in accordance with any Ancillary Agreement or as provided in Section 5.06(a), an Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and utilizing such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the applicable Indemnitee, if it gives written notice of its intention to do so and its acknowledgment that the Indemnitee is entitled to indemnification under this ARTICLE V or ARTICLE VI in respect thereof, to the applicable Indemnitee within thirty (30) calendar days of the receipt of notice from such Indemnitee of the Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and use commercially reasonable efforts to make available to the Indemnifying Party all witnesses, pertinent and material information and materials in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably requested or required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnitee, result in the loss of any existing privilege with respect to such information or violate any applicable Law. In the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third-Party Claim (i) seeks equitable relief that would restrict or limit the future conduct of an Indemnitee’s business or operations, (ii) involves alleged criminal conduct or a government enforcement agency with criminal enforcement powers, or (iii) is not being reasonably diligently defended and/or prosecuted, such Indemnitee(s) shall be entitled to retain separate counsel as required by the applicable rules of professional conduct (which counsel must be reasonably acceptable to the Indemnifying Party and the expense of which shall be included in the calculation of any Loss to the Indemnitee in respect of such Third Party Claim) and to control the defense of the Third Party Claim; provided, however, that in the case of a conflict of interest or Third-Party Claim described in clause (i) above, the Indemnitee’s right to control the defense of the Third-Party Claim shall be limited to that portion of the Third-Party Claim that is a conflict of interest or seeks equitable relief with respect to the Indemnitee(s).

(d) If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to timely notify an Indemnitee of its election as provided in Section 5.04(c), such Indemnitee may defend such Third-Party Claim (the expense of which shall be included in the calculation of any Loss to the Indemnitee in respect of such Third Party Claim). If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and use commercially reasonable efforts to make available to the Indemnitee all witnesses, pertinent and material information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably requested or required by the Indemnitee; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnifying Party, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim for which it seeks indemnification pursuant to this ARTICLE V, without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim about which the Indemnifying Party was not consulted in the defense thereof, such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of such Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if such judgment or settlement permits any injunction, declaratory judgment or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee or its Affiliates, does not release the Indemnitee or its Affiliates from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee or its Affiliates.

Section 5.05 Indemnification Obligations Net of Proceeds Received from Third Parties on a Net-Tax Basis.

(a) Any Loss subject to indemnification or contribution pursuant to this ARTICLE V or ARTICLE VI will (i) be reduced by any proceeds actually received by the Indemnitee (net of any costs of collection associated therewith) pursuant to or under any insurance policy, indemnity or similar arrangement with respect to such Loss (“Third-Party Proceeds”), and (ii) be determined on a Net-Tax Basis. Accordingly, the amount which any Indemnifying Party is required to pay to any Indemnitee pursuant to this ARTICLE V or ARTICLE VI will be reduced by Third-Party Proceeds theretofore actually recovered by or on behalf of such Indemnitee with respect to the applicable Loss. If an Indemnitee receives an indemnification payment pursuant to this Agreement from an Indemnifying Party in respect of any Loss (an “Indemnity Payment”) and subsequently receives Third-Party Proceeds with respect to such Loss, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of such Indemnity Payment actually received over the amount of the Indemnity Payment that would have been due if such Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Third-Party Proceeds to which the Indemnitee is entitled in connection with any Liability for which the Indemnitee seeks contribution or indemnification pursuant to this ARTICLE V or ARTICLE VI; provided, that the Indemnitee’s inability to collect or recover any such Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) The term “Net-Tax Basis” as used in this ARTICLE V means with respect to the calculation of any indemnification payment owed to any Indemnitee pursuant to this Agreement, calculation thereof in a manner taking into account (i) any actual savings in federal and state income Tax recognized by the Indemnitee or its Affiliates as a result of the payment or accrual of the indemnified Losses when and as realized as a cash benefit or reduction in cash federal and state income Tax otherwise payable (and if not realized in the year the indemnified Losses accrued or the indemnification payment was made, which amount shall be paid to the indemnifying party when such realization occurs, provided such realization occurs during a taxable period that ends on or prior to the fifth anniversary of the date on which the payment or accrual of the indemnified Losses occurred), and (ii) any cash income or franchise Tax owing or increase in cash income or franchise Tax otherwise payable by the Indemnified Party or its Affiliates as a result of the receipt or accrual of the indemnity payment (and if not owed or payable in the year the indemnification payment was made, which amount shall be paid to the Indemnified Party when such cash income or franchise Tax is paid, provided such payment occurs during a taxable period that ends on or prior to the fifth anniversary of the date on which the receipt or accrual of the indemnity payment occurred); provided that, any Net-Tax Basis related to the Section 336(e) Election (as defined below) (and any other elections set forth in Section 6.09(a) or (b)) shall be determined pursuant to Section 6.09.

(d) Unless otherwise required by a Final Determination, this Agreement or otherwise agreed to between the Parties, any payment made pursuant to this ARTICLE V or ARTICLE VI or any payment made after Closing pursuant to Section 8.17 of the Transaction Agreement by, in either case: (i) Energy Supply to a Parent Indemnitee shall be treated for all Tax purposes as a distribution by HoldCo to Parent with respect to the equity of HoldCo immediately before the Distribution; or (ii) any member of the Parent Group to an Energy Supply Indemnitee shall be treated for all Tax purposes as a tax-free contribution by Parent to

HoldCo with respect to its equity immediately before the Distribution; and in each case, neither HoldCo, NewCo or Energy Supply (or any of their respective Affiliates), on the one hand, nor Parent (or any of its Affiliates), on the other hand, shall take any position inconsistent with such treatment. In the event that a taxing authority asserts that a party’s (or any of its Affiliate’s) treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Agreement, such Party shall (and shall cause any Affiliate to) use its commercially reasonable efforts to contest such challenge.

Section 5.06 Certain Actions; Subrogation.

(a) Certain Actions. Notwithstanding anything to the contrary set forth in this Agreement, Parent may request of RJS and NewCo that Parent retain exclusive authority and control of the defense of any and all Actions pending at the Separation Time which primarily relate to or arise out of the Energy Supply Business, the Energy Supply Assets or the Energy Supply Liabilities and as to which a member of the Parent Group is also named as a target or defendant thereunder (but excluding any such Actions which solely relate to or solely arise in connection with the Energy Supply Business, the Energy Supply Assets or the Energy Supply Liabilities); provided, however, that (i) at or prior to Closing, RJS, and after Closing, NewCo shall have the right to determine whether to consent to such request and (ii) if such consent is so provided, (A) Parent shall defend such Actions in good faith, (B) Parent shall reasonably consult with NewCo on a regular basis with respect to strategy and developments with respect to any such Action, (C) NewCo shall have the right to participate in and employ separate counsel in connection with (but not control) the defense, compromise or settlement of such Action at its own cost and expense and (D) Parent must obtain the written consent of NewCo, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if such settlement, consent or judgment would require any member of the Energy Supply Group to modify its business practices or incur any Liabilities with respect thereto or if the effect thereof is to permit any injunction, declaratory judgment or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee or its Affiliates, does not release the Indemnitee and its Affiliates from all liabilities and obligations with respect to such Actions or includes an admission of guilt or liability on behalf of the Indemnitee or its Affiliates. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Parent and NewCo shall agree upon a reasonable allocation, if any, to the Energy Supply Group of, and the Energy Supply Group shall be responsible for or receive, as the case may be, the Energy Supply Group’s proportionate share, if any, of such compromise, settlement, consent or judgment attributable to the Energy Supply Business, the Energy Supply Assets or the Energy Supply Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending the same; provided, however, if the Parties are unable to agree, such allocation shall be determined by an independent, nationally recognized accounting firm mutually agreed upon and selected by the Parties (the “Independent Accountant”). The determination of the Independent Accountant shall be binding on all Parties. Parent and NewCo will each bear one-half of fees and other costs charged by the Independent Accountant.

(b) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall, to the extent of such payment, be subrogated to any rights, defenses or claims of the

Indemnitee against any third party in connection with the Losses to which such payment relates. Such Indemnitee shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights and shall further cooperate with the Indemnifying Party in a commercially reasonable manner and at the cost and expense of the Indemnifying Party.

Section 5.07 Non-Applicability to Taxes and Employee Matters. (a) Except for Section 5.05 and as otherwise specifically provided herein, this ARTICLE V shall not apply to Taxes (which are covered by ARTICLE VI) and (b) this Agreement shall not apply to those employee matters which are specifically addressed by the Employee Matters Agreement and in the event of a conflict between this Agreement and the Employee Matters Agreement, the Employee Matters Agreement shall control with respect to employee matters which are specifically addressed by the Employee Matters Agreement.

Section 5.08 Damages Waiver. Notwithstanding anything to the contrary in this Agreement, no Party nor any of its Affiliates shall be liable to another Party or any of its Affiliates or any other Person for any exemplary damages or punitive damages, or any other damages to the extent not reasonably foreseeable, arising out of or in connection with this Agreement, the Transaction Agreement or any Ancillary Agreement (in each case, unless any such damages are payable to a third party pursuant to Third-Party Claim).

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

(a) Parent Covenants.

(i) Parent will not, and will cause each member of the Parent Group (and, on or prior to Closing, the Energy Supply Group), not to, take any action that would cause, or fail or omit to take any action the failure or omission of which would cause, any of the information or representations made in the Tax Documents or, to the extent related to or affecting Tax matters, in this Agreement to be untrue.

(ii) Parent will not, and will cause each member of the Parent Group (and, on or prior to Closing, each member of the Energy Supply Group) not to, take any action that would cause, or fail or omit to take any action the failure or omission of which would cause, or fail to resist, by whatever means available, the action of any third party that would cause the Distribution, the HoldCo Contribution, the Energy Supply Contribution, the Internal Distribution, the Energy Supply Election, the Merger, any Contribution or any other Separation Transaction to fail to qualify for the Intended Tax-Free Treatment.

(b) Energy Supply Covenants.

(i) After Closing, each of NewCo, HoldCo and Energy Supply will not, and will cause each member of the Energy Supply Group not to take any action that would cause, or fail or omit to take any action the failure or omission of which would cause, or fail to resist, by whatever means available, the action of any third party that would cause the Distribution, the HoldCo Contribution, the Energy Supply Contribution, the Internal Distribution, the Energy Supply Election, the Merger, any Contribution or any other Separation Transaction to fail to qualify for the Intended Tax-Free Treatment.

(c) Parent and Energy Supply Covenants. Without limiting the other requirements of this Section 6.01, and in order to protect the Intended Tax-Free Treatment of the Distribution, the HoldCo Contribution, the Energy Supply Contribution, the Internal Distribution, the Energy Supply Election, the Merger, any Contribution or any other Separation Transaction, during the period that begins on the Closing and ends two (2) years and one (1) day following the Closing Date, Parent and the other members of the Parent Group and NewCo and the other members of the Energy Supply Group will not do any of the following (except to the extent required or explicitly permitted to effect this Agreement or the Transaction Agreement):

(i) only with respect to Parent, Energy Funding, HoldCo, NewCo, or Energy Supply, merge or consolidate with any Person or Persons or liquidate or dissolve (other than mergers, consolidations, liquidations or dissolutions (A) involving one or more entities that are treated as disregarded from their tax owner(s), provided that such mergers, consolidations, liquidations, or dissolutions are nonevents for U.S. federal income tax purposes, (B) of a Subsidiary of Energy Supply with and into Energy Supply or any Subsidiary of Energy Supply in a transaction qualifying as a reorganization under Section 368 or a liquidation under Section 332 of the Code, or (C) of a Subsidiary of Parent or Energy Funding with and into Parent or Energy Funding (as applicable) or any Subsidiary of Parent or Energy Funding (as applicable) in a transaction qualifying as a reorganization under Section 368 or a liquidation under Section 332 of the Code);

(ii) in a single transaction or series of transactions, sell or transfer all or substantially all of the gross assets of Parent, Energy Funding, NewCo, HoldCo or Energy Supply or more than fifty percent (50%) of the consolidated gross assets of the Parent Group or the Energy Supply Group (such percentages to be measured based on fair market value as of the Distribution Date or the anticipated value on the proposed effective date of any such transaction, whichever yields the higher disposition percentage) (other than sales or transfers (A) involving one or more entities that are treated as disregarded from their tax owner(s), provided that such sales or transfers are nonevents for U.S. federal income tax purposes, (B) that are to entities within the “qualified group” (as defined in Treasury Regulation Section 1.368-1(d)) of Parent, Energy Funding, NewCo, HoldCo or Energy Supply (as applicable), or (C) that are required to be made in connection with any Parent Regulatory Approval or RJS Regulatory Approval);

(iii) redeem, repurchase, or otherwise reacquire (directly or through any member of the Parent Group or the Energy Supply Group) any Parent Capital Stock, Energy Funding Capital Stock, NewCo Capital Stock, HoldCo Capital Stock or Energy Supply Capital Stock, other than (in the case of Parent Capital Stock or NewCo Capital Stock) pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696;

(iv) take any action, or fail or omit to take any action (or, in the case of Energy Supply, permit any other member of the Energy Supply Group to take any action, or fail or omit to take any action, and, in the case of Parent, permit any other member of the Parent Group to take any action, or fail or omit to take any action) where the taking of or the failure or omission to take such action could have, in the aggregate and taking into account the transactions contemplated by the Transaction Agreement, the effect of causing one or more Persons (including Persons acting in concert) to acquire a fifty percent (50%) or greater interest in Parent, Energy Funding, NewCo, HoldCo, Energy Supply for purposes of Section 355(d) or (e) of the Code (for the avoidance of doubt, nothing in this paragraph (iv) shall prevent a member of the Energy Supply Group from acquiring, solely in exchange for cash, an interest in a company that is unrelated to any of Parent, Energy Funding, NewCo, HoldCo, or Energy Supply); or

(v) take any action that could, or fail or omit to take any action the failure or omission of which could, result in the cessation of Parent’s, Energy Funding’s, NewCo’s, HoldCo’s or Energy Supply’s active engagement in the active conduct of a trade or business for purposes of Section 355(b) of the Code, unless prior to taking any such action set forth in the foregoing clauses (i) through (v) Parent or NewCo has obtained or obtains the other’s written consent, which may not be unreasonably withheld, conditioned or delayed.

(d) Notwithstanding anything to the contrary in this Agreement, Parent and any other member of the Parent Group, and NewCo and any other member of the Energy Supply Group may engage in any of the acts prohibited by Section 6.01(c) if, prior to taking any such act, either Parent or NewCo has obtained, at its sole cost, a ruling from the Internal Revenue Service or a tax opinion by a Tax Expert which (A) in the case of an opinion, is a “will” opinion constituting a “covered opinion” within the meaning of Circular 230 by a Tax Expert (provided, for the avoidance of doubt, that any such “covered opinion” may be a “limited scope opinion” within the meaning of Circular 230, addressing only the impact of engaging in such Prohibited Act on the conclusion in clauses of the definition of Intended Tax-Free Treatment), and (B) states that the Person engaging in such act will not alter the conclusion of the definition of Intended Tax-Free Treatment; provided that each of Parent and NewCo shall, and shall cause the other members of the Parent Group and Energy Supply Group, respectively, to, cooperate with the other Party, to the extent reasonably requested by such other Party, in connection with such other Party’s obtaining an opinion described in this Section 6.01(d). For the avoidance of doubt, any such act with respect to which either Parent or NewCo obtains a ruling or opinion pursuant to the preceding sentence shall continue to be prohibited for purposes of Section 6.02 and Section 6.03.

Section 6.02 Tax Indemnification by Parent. From and after the Closing, Parent shall indemnify, defend and hold harmless the Energy Supply Indemnitees from and against, and shall reimburse such Energy Supply Indemnitees with respect to, any and all Losses that result from, relate to or arise out of, whether prior to or following the Separation Time, any of the following items (without duplication):

(a) subject to the responsibilities of Parent and Energy Supply pursuant to Section 8.17 of the Transaction Agreement, any Tax liability of (i) any member of the Parent

Group and any Consolidated Group of which any member of the Parent Group was a member for any period and (ii) any member of the Energy Supply Group for any Pre-Distribution Taxable Period or for any Straddle Period that is allocable (in accordance with Section 6.10) to the portion of such Straddle Period ending on and including the Distribution Date, except in each case for any Tax liability arising from the breach of this ARTICLE VI by Energy Supply, NewCo or HoldCo or for which Energy Supply is responsible under Section 6.03(b) or Section 6.03(c);

(b) any Tax liability of any member of the Parent Group or any member of the Energy Supply Group resulting from a breach of this ARTICLE VI by (i) NewCo, HoldCo or Energy Supply on or prior to the Closing or (ii) any member of the Parent Group prior to, on or after the Closing; and

(c) any Tax liability of any member of the Parent Group or any member of the Energy Supply Group resulting from (i) any action of any member of the Energy Supply Group occurring on the Distribution Date and prior to the Closing or prior to the Distribution Date, (ii) any action of any member of the Parent Group (other than the Energy Supply Group) occurring prior to, on or after the Distribution Date, (iii) any direct or indirect acquisition of Parent Capital Stock or Energy Funding Capital Stock, or (iv) any action other than (A) a breach by Energy Supply described in Section 6.03(b) or (B) an action described in Section 6.03(c), in the case of clauses (i), (ii), (iii) and (iv) that results in the Distribution, the Internal Distribution, the HoldCo Contribution, the Energy Supply Contribution, the Energy Supply Election, the Merger, any Contribution or any other Separation Transaction failing to qualify for the Intended Tax-Free Treatment (regardless of whether (a) NewCo consented to such action or (b) any member of the Parent Group was otherwise permitted to take such action under the terms of this Agreement or the Transaction Agreement).

Section 6.03 Tax Indemnification by Energy Supply. From and after the Closing, Energy Supply shall indemnify, defend and hold harmless the Parent Indemnitees from and against, and shall reimburse such Parent Indemnitees with respect to, any and all Losses that result from, relate to or arise out of, whether prior to or following the Separation Time, any of the following items (without duplication):

(a) any Tax liability of any member of the Energy Supply Group for any Post-Distribution Taxable Period or for any Straddle Period that is allocable (in accordance with Section 6.10) to the portion of such Straddle Period beginning after the Distribution Date, except in each case for any Tax liability arising from the breach of this ARTICLE VI by Parent or for which Parent is responsible under Section 6.02(b) or Section 6.02(c);

(b) any Tax liability of any member of the Parent Group resulting from a breach of this ARTICLE VI by NewCo, HoldCo or Energy Supply after Closing; and

(c) any Tax liability of any member of the Parent Group or Energy Supply Group resulting from (i) any action (other than any action required or explicitly permitted by this Agreement or the Transaction Agreement or required in connection with any Parent Regulatory Approval or RJS Regulatory Approval) of any member of the Energy Supply Group occurring after the Distribution Date or on the Distribution Date but after the Closing or (ii) any direct or indirect acquisition of NewCo Capital Stock, HoldCo Capital Stock or Energy Supply Capital Stock (other than any acquisitions required or explicitly permitted by this Agreement or the Transaction Agreement), in the case of clauses (i) or (ii) that results in the Distribution, the Internal Distribution, the HoldCo Contribution, the Energy Supply Contribution, the Energy Supply Election, the Merger, any Contribution or any other Separation Transaction failing to qualify for the Intended Tax-Free Treatment or (iii) any action (other than any action required or explicitly permitted by this Agreement or the Transaction Agreement) of any member of the Energy Supply Group occurring on the Distribution Date but after the Closing and that is outside the ordinary course of business; provided, however, that, for the purposes of this Section 6.03(c), any action that is prohibited by Section 6.01(c) (or would be prohibited by such Section but for the application of Section 6.01(d) or because NewCo has obtained Parent’s written consent) shall not be considered to be explicitly permitted by this Agreement or the Transaction Agreement.

Section 6.04 Tax Controversies.

(a) In the event any member of the Energy Supply Group receives written notice of any Tax Controversy with respect to a Tax for which Parent is or may be responsible pursuant to Section 6.02, NewCo, HoldCo or Energy Supply shall notify Parent in writing within fifteen (15) Business Days after the receipt by such member of the Energy Supply Group of such notice; provided, that any failure to provide such prompt notice of the existence of a Tax Controversy to Parent shall not result in any liability of any member of the Energy Supply Group hereunder or reduce any Energy Supply Indemnitee’s right to indemnification hereunder, except to the extent that any member of the Parent Group is materially prejudiced thereby.

(b) In the event any member of the Parent Group receives written notice of any Tax Controversy with respect to a Tax for which Energy Supply is or may be responsible pursuant to Section 6.03, Parent shall notify NewCo in writing within fifteen (15) Business Days after the receipt by such member of the Parent Group of such notice; provided, that, any failure to provide such prompt notice of the existence of a Tax Controversy to NewCo shall not result in any liability of Parent hereunder or reduce any Parent Indemnitee’s right to indemnification hereunder, except to the extent that NewCo or any member of the Energy Supply Group is materially prejudiced thereby.

(c) Parent shall have the right to control any Tax Controversy relating to any Consolidated Tax Return or Pre-Distribution Tax Return, and NewCo, HoldCo or Energy Supply shall have the right to control any Tax Controversy relating to any Straddle Tax Return or Post-Distribution Tax Return; provided, that, in the case of a Tax Controversy relating to Taxes which would reasonably be expected to give rise to an indemnity obligation pursuant to Section 6.02 or Section 6.03, as applicable, of the party not in control of such Tax Controversy pursuant to the preceding clause (a “Participating Party”), such Participating Party shall be entitled to participate in such Tax Controversy at its own cost and expense, and the party in control of such Tax Controversy shall not settle, compromise or concede any such Tax Controversy without the Participating Party’s consent, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, in respect of any Tax Controversy that involves any action that results in the Distribution, the Internal Distribution, the HoldCo Contribution, the Energy Supply Contribution, the Energy Supply Election, the Merger, any Contribution or any other Separation Transaction failing to qualify for the Intended Tax-Free Treatment that would be expected to give rise to an indemnity obligation pursuant to Section 6.02(c) or Section 6.03(c), as applicable, of any party, such party (or both parties, jointly, in the event their respective indemnity obligations are both implicated) shall have the right to control such Tax Controversy; provided, that, a Participating Party (or, in the case of a jointly controlled Tax Controversy, each party) shall be entitled to participate in such Tax Controversy at its own cost and expense, and the party in control of such Tax Controversy shall not (or, in the case of a jointly controlled Tax Controversy, no party shall) settle, compromise or concede any such Tax Controversy without the Participating Party’s (or, in the case of a jointly controlled Tax Controversy, the other party’s) consent, which shall not be unreasonably withheld, conditioned or delayed.

(d) For the avoidance of doubt, in the event of any conflict, the provisions of this Section 6.04 control over those set forth in Section 5.04 with respect to any Tax Controversy.

Section 6.05 Tax Returns.

(a) Parent shall prepare or cause to be prepared (i) all Consolidated Tax Returns, and (ii) all Tax Returns of any member of the Parent Group or any member of the Energy Supply Group for a Pre-Distribution Taxable Period (each a “Pre-Distribution Tax Return”). NewCo shall prepare or cause to be prepared all Tax Returns of any member of the Energy Supply Group for a Straddle Period or Post-Distribution Taxable Period (each a “Straddle Tax Return” and a “Post-Distribution Tax Return”, respectively). Each Party shall file or cause to be filed all such Tax Returns with the appropriate taxing authority.

(b) Notwithstanding Section 6.05(a), Parent and NewCo shall each have the right to review and comment on any Tax Returns prepared by the other party, if and to the extent such Tax Returns relate to Taxes for which such other Party would be liable under Sections 6.02 or 6.03; provided, however, NewCo shall not have any right to review or comment on the portions of any Consolidated Tax Return not specifically related to any member of the Energy Supply Group. The preparing party shall deliver to the other party a copy of each such Tax Return it prepares reasonably in advance of (which, in the case of an income Tax Return shall be at least sixty (60) days prior to) the date on which such Tax Return is required to be filed, and the other party shall provide the preparing party with any comments on such Tax Return within twenty (20) days (in the case of income Tax Returns) or five (5) days (in the case of any other Tax Return) of receipt of the Tax Return from the preparing party. Parent and NewCo will use all reasonable efforts to resolve any dispute with respect to such Tax Return, but, if such dispute cannot be resolved by the parties within fifteen (15) days of the preparing party’s receipt of the other party’s comments to the Tax Return, such dispute shall be referred to an independent accounting firm or other recognized expert, which is reasonably acceptable to both Parent and NewCo, for a final, binding resolution. The cost of such independent accounting firm or other expert shall be divided equally between Parent and NewCo.

(c) To the extent any Tax Return required to be prepared by Parent pursuant to Section 6.05(a) contains items relating to the Energy Supply Business or any Tax Return required to be prepared by NewCo pursuant to Section 6.05(a) contains items relating to the businesses of any member of the Parent Group other than the Energy Supply Business, the party not responsible for preparing such Tax Return (the “Included Party”) shall, at its own cost and expense, prepare and deliver to the party responsible for preparing such Tax Return (the “Preparing Party”) a true and correct accounting of all relevant Tax items (in a form reasonably requested by the Preparing Party) relating to the Included Party (or any of its Subsidiaries) for the taxable period covered by such Tax Return (a “Tax Package”) within thirty (30) days following the written request of the Preparing Party. In the event an Included Party does not fulfill its obligations pursuant to this Section 6.05(c), the Preparing Party shall be entitled to prepare or cause to be prepared the information required to be included in the Tax Package for purposes of preparing any such Tax Return, and the Included Party shall reimburse the Preparing Party for any out-of-pocket expenses incurred in the preparation of such information.

(d) All Pre-Distribution Tax Returns and all Straddle Tax Returns shall be prepared in a manner consistent with past practices (e.g., accounting methods and accelerating deductions through bonus depreciation or otherwise), except to the extent otherwise required by applicable Law.

(e) All Tax Returns filed on or after the Distribution Date by any member of the Parent Group or any member of the Energy Supply Group shall be prepared in a manner that is consistent with the Tax Opinion (in the absence of a Final Determination to the contrary) and the Intended Tax-Free Treatment and shall be filed on a timely basis (taking into account any valid extension of the due date for filing) by the party responsible for filing pursuant to Section 6.05(a).

(f) Except to the extent required by a Final Determination, no member of the Parent Group shall amend any Pre-Distribution Tax Return without the written consent of NewCo, and no member of the Energy Supply Group shall amend any Straddle Tax Return without the written consent of Parent, in each case which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, NewCo shall not have any consent rights with respect to the portions of any Consolidated Tax Return not specifically related to or affecting any member of the Energy Supply Group.

(g) Subject to Section 6.05(c), the party responsible for preparing any Tax Return under Section 6.05(a) shall be responsible for the costs and expenses associated with preparing such Tax Returns.

(h) To the extent permitted by Law, NewCo and each member of the Energy Supply Group shall elect to forego a carryback of any net operating losses, capital losses or credits for any taxable period ending after the Distribution Date to a taxable period, or portion thereof, ending on or before the Distribution Date. Notwithstanding anything herein to the contrary, the Energy Supply Group shall have the right to receive any cash Tax benefit actually realized by a member of the Parent Group (determined on a with and without basis) from any carryback of such Tax attributes created in a taxable period beginning after the Distribution Date into a Consolidated Tax Return if such carryback is unable to be waived; provided, however, that no member of the Energy Supply Group shall have the right to review any relevant Consolidated Tax Return in connection with such carryback and the determination of whether there has been any cash Tax benefit actually realized shall be made in Parent’s sole discretion (exercised in good faith).

Section 6.06 Tax Cooperation. Parent and NewCo shall reasonably cooperate (and shall cause the members of the Parent Group and the Energy Supply Group, respectively, to reasonably cooperate) in preparing and filing all Tax Returns, in resolving all Tax Controversies with respect to all taxable periods relating to Taxes and in obtaining any private letter ruling or opinion described in Section 6.01(d) (including making reasonable representations required in connection with any such ruling or opinion), including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Controversies.

Section 6.07 Refunds and Tax Savings. Should Parent (or any member of the Parent Group) or NewCo (or any member of the Energy Supply Group) receive a refund in respect of Taxes for which the other party was responsible under this ARTICLE VI or ARTICLE V, or should any such amounts that would otherwise be refundable to such party or any of its Affiliates be applied or credited by any taxing authority to Taxes of such party or any of its Affiliates other than such indemnified Taxes, then such party shall, promptly following receipt (or notification of credit), remit such refund or an amount equal to such credit (including any statutory interest that is included in such refund or credited amount) to the other party (net of any costs, expenses or Taxes incurred in connection with the receipt of such refund or credit).

Section 6.08 Transfer Taxes. Notwithstanding any provision of this Agreement or the Transaction Agreement to the contrary, to the extent any Transfer Taxes are incurred in connection with (a) any Spin Transaction (other than the Merger or the Financing), Parent shall be responsible for and shall pay 100% of such Transfer Taxes and (b) the Merger or the Financing, NewCo shall be responsible for and shall pay 100% of any such Transfer Taxes, and such Transfer Taxes shall not be subject to indemnification under Section 6.02 or Section 6.03, as applicable. Parent and NewCo shall cooperate in timely making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of any Laws applicable to any Transfer Tax. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, excise, real property transfer or gain, gross receipts, goods and services, purchase, documentary, stamp, registration and other similar Taxes.

Section 6.09 Section 336(e) Elections.

(a) Parent and HoldCo shall make a protective election under Section 336(e) (the “Section 336(e) Election”) (and any similar election under state or local law) with respect to the Distribution in accordance with Treasury Regulation Section 1.336-2(h) and (j) (and any applicable provisions under state and local law) and shall cooperate in the timely completion and/or filing of such elections and any related filings or procedures. This Section 6.09(a) is intended to constitute a binding, written agreement to make an election under Section 336(e) with respect to the Distribution as required under Treasury Regulation Section 1.336-2(h). In connection with such election, Parent shall make an election under Treasury Regulation Section 1.1502-13(f)(5)(ii) with respect to the Distribution.

(b) In connection with the elections set forth in Section 6.09(a), HoldCo and Energy Supply shall make a protective election under Section 336(e) (and any similar election under state or local law) with respect to Energy Supply in accordance with Treasury Regulation

Section 1.336-2(h) and (j) (and any applicable provisions under state and local law), and Parent, HoldCo and Energy Supply shall cooperate in the timely completion and/or filings of such elections and any related filings or procedures. This Section 6.09(b) is intended to constitute a binding, written agreement to make an election under Section 336(e) with respect to the Internal Distribution as required under Treasury Regulation Section 1.336-2(h).

(c) In connection with the elections set forth in Section 6.09(a) and Section 6.09(b), Parent and HoldCo shall cause the applicable parent and subsidiary entities to make a protective election under Section 336(e) of the Code (and any similar election under state or local law) in accordance with Treasury Regulation Section 1.336-2(h) and (j) (and any applicable provisions under state and local law) with respect to the entities set forth in Schedule 6.09, and Parent, HoldCo and Energy Supply shall cooperate (and shall cause their respective Affiliates to cooperate) in the timely completion and/or filings of such elections and any related filings or procedures. Parent and HoldCo shall cooperate (and shall cause their respective Affiliates to cooperate) in causing the applicable parent and subsidiary entities to enter into binding agreements to make such elections within twenty (20) days following the Separation Date.

(d) Notwithstanding anything to the contrary herein, in the event that the Section 336(e) Election becomes effective (i.e., if the Distribution constitutes a “qualified stock disposition” under Treasury Regulation Section 1.336-1(b)(6)) and Parent is not entitled to receive an indemnification payment pursuant to Section 6.03 for any Taxes arising from, or related to, the Distribution’s constituting a “qualified stock disposition” under Treasury Regulation Section 1.336-1(b)(6), then Parent shall be entitled to periodic payments from HoldCo equal to the tax savings arising from the step up in tax basis resulting from the Section 336(e) Election (and any other elections set forth in Section 6.09(a), (b) or (c)), with such tax savings calculated using a “with and without” methodology; provided, however, that the total amount of such payments to Parent shall be limited to the amount equal to the amount of Taxes paid by Parent as a result of the Distribution’s constituting a “qualified stock disposition” under Treasury Regulation Section 1.336-1(b)(6), taking into account the Section 336(e) Election (and any other elections set forth in Section 6.09(a), (b) or (c)).

Section 6.10 Allocation Method. For the purposes of ARTICLE VI, Taxes that are payable with respect to any Straddle Period shall be apportioned between the portion of a Straddle Period ending on and including the Distribution Date (or, for purposes of this Section 6.10, the date of this Agreement in the case of any Tax Return other than a Consolidated Tax Return) and the portion beginning after the Distribution Date such that the portion of any such Taxes that is attributable to the portion of the Straddle Period ending on the Distribution Date shall be:

(a) in the case of Taxes that are imposed on a periodic basis with respect to assets or capital (such as real or personal property Taxes), deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Distribution Date and the denominator of which is the number of calendar days in the entire period; and

(b) in the case of all other Taxes (such as Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), deemed equal to the amount that would be payable if the relevant Straddle Period ended with (and included) the Distribution Date; provided, that, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Distribution Date and the period beginning after the Distribution Date in proportion to the number of days in each period. For the avoidance of doubt, to the extent that any member of the Energy Supply Group is included in any Consolidated Tax Return for a taxable period that includes the Distribution Date, Parent shall include in such Consolidated Tax Return the results of such members of the Energy Supply Group on the basis of the Closing of the Books Method consistent with Treasury Regulations Section 1.1502-76(b)(2)(i).

Section 6.11 Survival. The covenants, obligations and agreements set forth in this ARTICLE VI shall survive for, and a claim may be brought with respect to, any breach thereof, at any time prior to 60 days following the applicable statute of limitations; it being understood that in the event notice of any claim for indemnification under this ARTICLE VI shall have been given within the applicable survival period set forth in this Section 6.11, the covenants, obligations and agreements that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved pursuant to this Agreement.

ARTICLE VII

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 7.01 Confidentiality.

(a) The Parties acknowledge that in connection with the Transactions, the Parties have disclosed to each other Information, including Confidential Information. The Parties agree that, after the Separation Time, Information that constitutes an Energy Supply Asset shall be Information of the Energy Supply Group for purposes of this Section 7.01 and Parent shall be deemed a receiving party of such Information for purposes of this Section 7.01, and Information that constitutes an Excluded Asset shall be Information of the Parent Group for purposes of this Section 7.01 and NewCo, HoldCo and Energy Supply shall be deemed a receiving party of such Information for purposes of this Section 7.01.

(b) The Parties shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, managers, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any purpose other than as expressly permitted pursuant to this Agreement, the Transaction Agreement or the Ancillary Agreements, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party or such Party’s Group; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of applicable Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against any other Party, (iv) (v) to its current or potential investors, members, partners and lenders or other financial or capital sources subject to an obligation of confidentiality with respect to such information and in respect of whose failure to comply with such confidentiality obligations, the applicable Party will be responsible, (vi) to the extent required by any Collective Bargaining Agreement or to comply with any obligation imposed as a result of the existence of a collective bargaining relationship or (vi) to the extent necessary in connection with any proposed merger, sale of assets, business combination, financing, or other similar transaction in which a Party or any member of such Party’s Group may become a party; provided, that the counterparties to such transaction or potential transaction are bound by confidentiality provisions that are no less restrictive than this Section 7.01; provided, further, that each Party (and any of their respective Affiliates as necessary) may, subject to the terms herein, use and disclose, or may permit use and disclosure of, subject to reasonable confidentiality obligations at least substantially the same as those in this Section 7.01, Confidential Information concerning the other Party or such Party’s Group in connection with, and solely to the extent necessary for, performing its obligations under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly, to the extent commercially practicable and legally permissible, notify the other of the existence of such request or demand and shall provide the other Party thirty (30) calendar days to seek, at its sole cost, an appropriate protective order or other remedy, which such Parties will use commercially reasonable efforts to cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party disclosing such information shall only disclose that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

(c) Each Party acknowledges that it and its Affiliates may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements or agreements containing confidentiality or non-disclosure provisions that the other Party or its Affiliates entered into with a third party prior to the Separation Time. Such Party will hold, and will cause its Affiliates and their respective Representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any of its respective Affiliates has had access, in accordance with the terms of such agreements entered into prior to the Separation Time or, if more restrictive, the terms set forth herein.

(d) The provisions of this Section 7.01 are in furtherance of, and do not limit the obligations of the parties to the Transaction Agreement pursuant to Section 8.03 of the Transaction Agreement; provided, that the provision of Information of RJS or any Person who is an Affiliate of RJS immediately prior to the Separation Time shall be governed exclusively by Section 8.03 of the Transaction Agreement.

Section 7.02 Access to Personnel and Property. From and after the Separation Time until the sixth (6th) anniversary of the Separation Date, each of Parent, on the one hand, and

NewCo, on the other hand, shall afford to the other (the “Requesting Party”), at such Requesting Party’s expense on a time-and-materials basis, and its Representatives, reasonable access upon reasonable advance written notice, such notice to specifically identify the personnel, property and, in connection with access to such personnel and properties, Information that are the subject of the request, solely during normal business hours and for the duration reasonably requested by the Requesting Party, and subject to the restrictions for Privileged Information or Confidential Information set forth herein, to the personnel, properties, and Information of such Party insofar as such access is (a) reasonably required by the Requesting Party and (b) in the case of Parent, relates to the Energy Supply Assets, Energy Supply Liabilities or the Energy Supply Business prior to the Separation Time or, in the case of NewCo, relates to the Energy Supply Assets, the Energy Supply Liabilities or the Energy Supply Business; provided, however, that (i) the Party providing such access may require that any such Representatives execute a non-disclosure agreement agreeing to be bound by restrictions similar to those set forth in Section 7.01, (ii) such access does not unreasonably interfere with the normal operations of such Party and (iii) nothing in this Section 7.02 shall require a Party to provide access, or disclose Information to a Requesting Party if such access or disclosure would reasonably be expected to (x) waive any legal privilege or (y) be in violation of applicable Law; and provided, further, that nothing in this Section 7.02 shall be deemed to grant any member of the Energy Supply Group any license, easement, servitude or similar right with respect to any real property that is an Excluded Asset.

Section 7.03 Witness Services. Between the Separation Time and the date that is at least two (2) years after the Separation Time, each of Parent and NewCo shall use its commercially reasonable efforts to make available to the other, upon such Person’s reasonable prior written request, its and its Affiliates’ directors, managers, officers, employees and agents (taking into account the work schedules and other commitments of such Persons) as witnesses to the extent that (a) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action for which the requesting Party may have Liability under this Agreement (except for claims, demands or Actions between members of the Parent Group, on the one hand, and the Energy Supply Group, on the other hand) and (b) there is no conflict of interest in the Action between the requesting Party and the other Party except for the time and effort required in connection with the services of the officers, directors and employees and agents of the other Party. The out-of-pocket costs and expenses incurred in the provision of such witnesses shall be paid by the Party requesting the availability of such persons.

Section 7.04 Privileged Matters.

(a) The Parties recognize that certain legal and other professional services have been and will be provided prior to the Separation Time for the collective benefit of one or more members of the Parent Group and one or more members of the Energy Supply Group, and that each such Person should be deemed to be the client with respect to such pre-transfer services for the purposes of asserting all privileges which may be asserted under applicable Law with respect thereto (each a “Shared Representation”). The Parties also recognize that legal and other professional services will be provided following the Separation Time which will be rendered solely for the benefit of Parent and/or its Affiliates, on the one hand, or NewCo and/or its Affiliates, on the other hand, and the provisions of this Section 7.04 shall have no bearing or impact on any Person’s right to maintain, preserve, assert or waive any privileges with respect thereto.

(b) Except as otherwise set forth in Section 2.02(b)(iii), the Parties agree that, to the extent permitted by applicable Law, their respective rights and obligations to maintain, preserve, assert or waive any or all privileges with respect to any Shared Representation during any period prior to the Separation Time (collectively, the “Privileges”) shall be governed by the provisions of this Section 7.04. The rights and obligations created by this Section 7.04 shall also apply to all information pertaining to a Shared Representation during any period prior to the Separation Time with respect to which one or more members of the Parent Group and one or more members of the Energy Supply Group would be entitled to assert or has asserted a Privilege (such information, the “Privileged Information”), including any information transferred pursuant to this Agreement, the Transaction Agreement or any Ancillary Agreement.

(c) Parent shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the businesses conducted by Parent and its Subsidiaries other than the Energy Supply Business, whether or not such Privileged Information is in the possession of or under the control of Parent or any Non-Energy Supply Sub. Parent shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Excluded Assets or the Excluded Liabilities, whether or not the Privileged Information is in the possession of or under the control of Parent or any Non-Energy Supply Sub. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Excluded Liabilities, now pending or which may be asserted in the future, in any lawsuits or other Actions initiated against or by any member of the Parent Group, whether or not the Privileged Information is in the possession of or under the control of Parent or any Non-Energy Supply Sub. Each of NewCo, HoldCo and Energy Supply agrees not to knowingly take any action, and to prevent any member of the Energy Supply Group from taking any action, after the Separation Time that would be reasonably likely to (i) result in the waiver of any Privilege or (ii) result in the assertion of any Privilege, which Parent has retained control over the assertion or waiver of pursuant to this Section 7.04(c).

(d) NewCo shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Energy Supply Business, whether or not such Privileged Information is in the possession of or under the control of any member of the Energy Supply Group. NewCo shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Energy Supply Assets or Energy Supply Liabilities, whether or not the Privileged Information is in the possession of or under the control of any member of the Energy Supply Group. NewCo shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Energy Supply Liabilities, now pending or which may be asserted in the future, in any lawsuits or other Actions initiated against or by any member of the Energy Supply Group, whether or not the Privileged Information is in the possession of or under the control of any member of the Energy Supply Group. Parent agrees not to knowingly take any action, and to prevent any member of the Parent Group from taking any action, after the

Separation Time that would be reasonably likely to (i) result in the waiver of any Privilege or (ii) result in the assertion of any Privilege, which NewCo has retained control over the assertion or waiver of pursuant to this Section 7.04(d).

(e) The Parties agree that they shall have a shared privilege (a “Shared Privilege”), with equal right to assert or waive such Shared Privilege, subject to the restrictions in this Section 7.04, with respect to all Privileges not allocated pursuant to the terms of Section 7.04(c) or Section 7.04(d). All privileges relating to any Actions or other matters that involve both one or more members of the Parent Group and one or more members of the Energy Supply Group in respect of which both Parent and NewCo retain any responsibility or liability under this Agreement shall be subject to a Shared Privilege among them.

(f) No Party may waive, and shall prevent the other members of its respective Group from waiving, any Shared Privilege without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. A Party’s consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) calendar days after receipt of written notice from the Party requesting such consent.

(g) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either Party may use Privileged Information covered by Shared Privilege, including, without limitation, use by the Parties’ counsel, counsel’s agents, expert witnesses, advisors, and other agents, without obtaining the consent of the other Party; provided, neither Party may waive the Shared Privileged and any Privileged Information covered by the Shared Privilege will only be filed with any applicable court under seal.

(h) If a dispute arises between or among the Parties, or any members of their respective Groups, regarding whether a Shared Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party and the members of such other Party’s Group, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests and the legitimate interests of any member of its Group.

(i) Upon receipt by any Party, any members of such Party’s Group or by any of their respective Affiliates, of any subpoena, discovery or other request which arguably calls for the production or disclosure of Privileged Information which such Party knows is subject to a Shared Privilege or as to which such Party knows another Party has the sole right hereunder to assert a Privilege, or if any Party obtains knowledge that any of its or any of its Affiliate’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably call for the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review such request and to assert any rights it may have under this Section 7.04 or otherwise to prevent the production or disclosure of such Privileged Information.

(j) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Parent and NewCo as set forth in Section 7.01 and this Section 7.04,

to maintain the confidentiality of Confidential Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 7.02 hereof, the agreement to provide witnesses and individuals pursuant to Section 7.03 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 5.06(a) and this Section 7.04, and the transfer of Privileged Information between and among the Parties and their respective Groups pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement, the Transaction Agreement or otherwise.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.01 Efforts. Subject to the limitations or other provisions of this Agreement, the Transaction Agreement and any Ancillary Agreement, each of the Parties shall use its reasonable best efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable that are required to be taken by it to consummate and make effective the transactions contemplated by and carry out the intent and purposes of this Agreement.

Section 8.02 Transitional Use of Signage and/or Other Materials Incorporating Trademarks.

(a) Parent Names and Marks.

(i) “Parent Names and Marks” includes (A) the name “PPL Corporation” (in any style or design), “PPL,” the “sunburst logo,” “EnergyPlus,” or the Trademark portion of the name of any other member of the Parent Group and any Trademark confusingly similar to or to the extent including any of the foregoing, (B) all Trademarks registered by Parent and/or any Non-Energy Supply Sub in their respective names prior to the Separation Date and not primarily used in the Energy Supply Business, (C) all Trademarks registered by Energy Supply and/or any Energy Supply Sub in their respective names prior to the Separation Date and not primarily used in the Energy Supply Business and (D) those Trademarks set forth on Schedule 8.02(a)(i). Each of NewCo, HoldCo and Energy Supply, on behalf of itself and its Affiliates and the other members of the Energy Supply Group, acknowledges that it will have no ongoing claim or rights in or to the Parent Names or Marks or any other Trademarks not primarily used in the Energy Supply Business, including those Trademarks set forth on Schedule 8.02(a)(i). Except as set forth herein, no member of the Energy Supply Group or its Affiliates shall use or permit their respective Subsidiaries to use any Parent Names or Marks in the operation (including any marketing, advertising, or other publication of material of the Energy Supply Group) of the Energy Supply Business. Each of NewCo, HoldCo, Energy Supply and their respective Affiliates shall promptly following Closing change the corporate names of each member of the Energy Supply Group to remove all Parent Names and Marks, and thereafter remove or cause the removal of all Parent Names and Marks from all signage or other items utilizing Parent Names and Marks at or on (x) each of the facilities of each member of the Energy Supply Group or other Energy

Supply Assets (including vehicles) that are visible to consumers or the public, as soon as practicable, and in any event within ninety (90) days following the Closing Date, (y) any external facilities over which the Energy Supply Group has the right to change or remove such signage or other items (including Xfinity Live and DeSales University), as soon as practicable, and in any event within ninety (90) days following the Closing Date, and (z) PPL Park, as soon as practicable and in any event within one hundred eighty (180) days following the Closing Date; and shall remove or replace all Parent Names and Marks from any internal materials in the ordinary course of business. From the Separation Time until the earlier of such removal or the expiration of the applicable period set forth above, Parent grants the Energy Supply Group a non-exclusive, non-assignable, non-sublicensable license to use the Parent Names and Marks consistent with this Section 8.02(a). Except as expressly provided in this Section 8.02(a), Parent reserves for itself and its Affiliates all rights in the Parent Names and Marks, and no other rights therein are granted to any member of the Energy Supply Group, whether by implication, estoppel or otherwise. All use of the Parent Names and Marks by any member of the Energy Supply Group shall inure to the benefit of Parent and its Affiliates.

(ii) The license granted under this Section 8.02(a) may be terminated by written notice if any member of the Energy Supply Group or their respective Affiliates is in material breach of any provision hereof that remains uncured for more than ten (10) calendar days after written notice thereof from Parent. Upon such termination, no member of the Energy Supply Group shall use, and each of NewCo, HoldCo and Energy Supply shall cause its Affiliates to not use, any of the Parent Names and Marks in commerce or otherwise.

(iii) Notwithstanding anything to the contrary provided in this Section 8.02(a), Energy Supply may use the name “PPL Corporation”, “PPL”, the “sunburst logo,” “EnergyPlus,” the Trademark portion of the name of any other member of the Parent Group, the Trademarks set forth on Schedule 8.02(a)(i) or variants thereof (A) on internal office supplies or signage not visible to consumers or the public (until they are replaced in the ordinary course of business), (B) in a neutral, non-trademark manner to describe the historical relationship of Energy Supply and Parent, or (C) to the extent required by Law in legal or business documents already in existence at the Separation Time.

(iv) Except to describe the historical relationship of Energy Supply and Parent in a neutral, non-trademark manner, no member of the Parent Group or its Affiliates shall use or permit their respective Subsidiaries to use the name “EnergyPlus” in the operation of its business.

(b) Energy Supply Marks.

(i) “Energy Supply Marks” includes any Trademarks primarily used in the Energy Supply Business (other than components thereof consisting of “PPL,” “EnergyPlus” or the sunburst logo), including any Trademark that is confusingly similar to any such Trademarks, except for Parent Names and Marks. Except as set forth herein, no member of the Parent Group shall use or permit their respective Subsidiaries to use any Energy Supply Marks in the operation of its business. Each member of the Parent Group shall, as soon as practicable, and in any event within ninety (90) days following the Closing Date (the “Energy Supply Mark License Term”), remove or cause the removal of all Energy Supply Marks from all signage or other items utilizing Energy Supply Marks at or on (x) each of the facilities of each member of the Parent Group or other Excluded Assets (including vehicles) that are visible to consumers or the public and (y) any external facilities over which the Parent Group has the right to change or remove such signage or other items. From the Separation Time until the earlier of such removal or the expiration of the Energy Supply Mark License Term, each of NewCo, HoldCo and Energy Supply, on behalf of itself and its Affiliates and the other members of the Energy Supply Group grants the Parent Group a non-exclusive, non-assignable, non-sublicensable license to use the Energy Supply Marks consistent with this Section 8.02(b). Except as expressly provided in this Section 8.02(b), each member of the Energy Supply Group reserves for itself and its Affiliates all rights in the Energy Supply Marks, and no other rights therein are granted to any member of the Parent Group, whether by implication, estoppel or otherwise. All use of the Energy Supply Marks by any member of the Parent Group shall inure to the benefit of the Energy Supply Group.

(ii) The license granted under this Section 8.02(b) may be terminated by written notice if any member of the Parent Group or their respective Affiliates is in material breach of any provision hereof that remains uncured for more than ten (10) calendar days after written notice thereof from any member of the Energy Supply Group. Upon such termination, no member of the Parent Group shall use, and each member of the Parent Group shall cause its Affiliates to not use, any of the Energy Supply Marks in commerce or otherwise.

(iii) Notwithstanding anything to the contrary provided in this Section 8.02(b), Parent may use certain Energy Supply Marks or variants thereof to the extent necessary or appropriate to describe the historical relationship of Energy Supply and Parent.

Section 8.03 Removal of Tangible Assets.

(a) Except as may be otherwise provided in the Ancillary Agreements or otherwise agreed to by the Parties, all tangible Energy Supply Assets that are located at any facilities of any member of the Parent Group shall be moved as promptly as practicable after the Separation Time from such facilities, at NewCo’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Parent Group and to not cause damage to such facility, and such member of the Parent Group shall provide reasonable access during normal business hours to such facility to effectuate the same.

(b) Except as may be otherwise agreed to by the Parties, all tangible Excluded Assets that are located at any facilities which are deemed Energy Supply Assets pursuant to the terms hereof shall be moved as promptly as practicable after the Separation Time from such facilities, at Parent’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Energy Supply Group and to not cause damage to such facility, and such member of the Energy Supply Group shall provide reasonable access during normal business hours to such facility to effectuate such movement.

Section 8.04 Intellectual Property Covenants and Representations.

(a) Effective as of the Separation Time, Parent, on behalf of itself and its Subsidiaries other than any member of the Energy Supply Group covenants to the Energy Supply Group that after the Separation Time, none of them shall bring an Action against any member of the Energy Supply Group that alleges that such parties’ current and future conduct of the Energy Supply Business infringes, misappropriates or violates any patents, inventions, know-how, trade secrets, copyrights, techniques, methods or processes or any other Intellectual Property necessary to conduct the Energy Supply Business (“Covenant IP”) that is owned by Parent or its Subsidiaries and is used or held for use in the Energy Supply Business as of the Separation Time, consistent with past practice, except where use is otherwise expressly prohibited by any Transaction Document. The members of the Energy Supply Group may grant the benefits of this covenant to (i) any immediate or successive successors or assignees of their businesses (but not with respect to any other Affiliates, businesses, products, services or activities of such successors or assignees), and (ii) to their clients, customers, vendors and business partners, solely as relates to their activities performed on behalf of or for the benefit of the Energy Supply Business or the Energy Supply Group. For clarity, the above covenant does not include any Covenant IP that is invented or acquired by Parent or its Subsidiaries after the Closing Date, but does include any patents issued after the Closing Date, to the extent they arise from any Covenant IP in existence as of the Closing Date.

(b) Effective as of the Separation Time, NewCo, HoldCo and Energy Supply, on behalf of itself and the other members of the Energy Supply Group, each covenants to Parent and its Subsidiaries that after the Separation Time, none of them shall bring an Action against Parent or its Subsidiaries that alleges that such parties’ current and future conduct of the businesses of Parent and its Subsidiaries other than the Energy Supply Business infringes, misappropriates or violates any Covenant IP that is owned by Energy Supply or the Energy Supply Subs and is used in the business other than the Energy Supply Business as of the Separation Time, except where use is otherwise expressly prohibited by any Transaction Document. Parent and its Subsidiaries may grant the benefits of this covenant to (i) any immediate or successive successors or assignees of their businesses (but not with respect to any other Affiliates, businesses, products, services or activities of such successors or assignees), and (ii) to their clients, customers, vendors and business partners, solely as relates to their activities performed on behalf of and for the benefit of Parent and its Subsidiaries with respect to such businesses. For clarity, the above covenant does not include any Covenant IP that is invented or acquired by Energy Supply or the Energy Supply Subs after the Closing Date, but does include any patents issued after the Closing Date, to the extent they arise from any Covenant IP in existence as of the Closing Date.

Section 8.05 Directors’ and Officers’ Indemnification; Liability Insurance.

(a) Parent shall, for a period of at least six (6) years after the Closing, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, managers or officers of any member of the Energy Supply Group (other than the RJS

Group), and each individual who prior to the Closing becomes a director, manager or officer of any member of the Energy Supply Group (other than the RJS Group), to the maximum extent that such member of the Energy Supply Group would have been allowed to be so indemnified under applicable Law, in respect of acts or omissions occurring at or prior to the Closing, including for acts or omissions occurring in connection with any of the Transactions.

(b) Parent shall maintain in effect for each of the applicable indemnified persons referred to in Section 8.05(a), for a period of at least six (6) years after the Closing, policies of “directors’ and officers’” liability insurance of at least the same coverage and containing terms and conditions which are, in the aggregate, no less advantageous to the insured, as the policies of “directors’ and officers’” liability insurance maintained by Parent or any of its Subsidiaries at the Separation Time for its or their former directors and officers, with respect to claims arising from acts or omissions that occurred at or prior to the Closing, including for acts or omissions occurring in connection with any of the Transactions.

Section 8.06 Insurance Matters.

(a) Notwithstanding any other provision of this Agreement, from and after the Distribution Date, no member of the Energy Supply Group will have any rights whatsoever with respect to any Parent Group Policies, except that Parent will, if requested by NewCo, use reasonable best efforts to (i) request, assert, maintain or settle claims on behalf of NewCo or another member of the Energy Supply Group with respect any Loss, Liability or damage identified by NewCo with respect to any Energy Supply Assets or Energy Supply Liabilities under Parent Group Policies, if any, with third-party insurers which are “occurrence based” insurance policies (“Occurrence Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date, to the extent that the terms and conditions of any such Occurrence Policy and agreements relating thereto so allow and (ii) assist NewCo or another member of the Energy Supply Group to pursue and settle claims with respect to the Energy Supply Business, Energy Supply Assets or Energy Supply Liabilities that were reported to any third party insurer according to the terms and conditions of the applicable Parent Group Policies written on a “claims made” basis (“Claims Made Policies”) prior to the Distribution Date; provided that (A) all of Parent’s and each member of the Parent Group’s reasonable costs and expenses incurred in connection with the foregoing are promptly paid by NewCo, (B) Parent and the Parent Group may, at any time, without Liability or obligation to NewCo or any member of the Energy Supply Group (other than as set forth in Section 8.06(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Policies (and such claims will be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), in each case provided that such modifications are not discriminatory with respect to the Energy Supply Assets or the Energy Supply Liabilities (C) any such claim will be subject to all of the terms and conditions of the applicable Parent Group Policy and (D) NewCo promptly pays to Parent any applicable deductible.

(b) Prior to the Distribution Date, Parent will use reasonable best efforts to acquire in the name of NewCo or the applicable member of the Energy Supply Group insurance coverage with respect to the Energy Supply Business for claims made by a member of the Energy Supply Group on or after the Distribution Date with respect to incidents occurring prior to the Distribution Date, on substantially the same terms and retroactive dates as the Parent Group Policies; provided, that all of Parent’s costs and expenses incurred in connection with the foregoing shall be deemed to be Shared Expenses.

(c) In the event that after the Distribution Date, Parent or any member of the Parent Group proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Parent Group Policies under which NewCo has rights to assert claims pursuant to Section 8.06(a) in a manner that would adversely affect any such rights of NewCo, (i) Parent will give NewCo prior written notice thereof (it being understood that the decision to take any such action will be in the sole discretion of Parent) and (ii) Parent will pay to NewCo its equitable share (which shall be determined by Parent in good faith based on the amount of premiums paid or allocated to the Energy Supply Business in respect of the applicable Parent Group Policy) of any net proceeds actually received by Parent from the insurer under the applicable Parent Group Policy as a result of such action by Parent (after deducting Parent’s reasonable costs and expenses incurred in connection with such action).

(d) The obligations of Parent and the Parent Group set forth in this Section 8.06 will terminate on the two-year anniversary of the Distribution Date.

(e) Nothing in this Section 8.06 will be construed to limit or otherwise alter in any way the indemnity obligations of the Parties to this Agreement, including those created by this Agreement.

Section 8.07 Real Estate Matters. With respect to the Energy Supply Real Property and the Leased Premises, and in connection with the Separation Transactions and/or the contribution of the Energy Supply Assets under the Transaction Agreement, (i) Parent shall, and shall cause each of the Non-Energy Supply Subs and/or any member of the Energy Supply Group, as applicable, to take any and all actions (to the extent consented to by RJS, such consent not to be unreasonably withheld, delayed or conditioned) as may be necessary to establish on or prior to the Separation Date (except with respect to any such actions that require the approval of the Pennsylvania Public Utility Commission, to the extent that the filings to obtain any applicable filings or requests with respect to such approvals have been timely made with the Pennsylvania Public Utility Commission by Parent or its Affiliates but have not been obtained on or prior to the Separation Date), valid fee ownership of, a valid leasehold interest in, and/or valid easement or similar rights over, on, under or across their respective real properties and facilities, including such ownership or rights as may be necessary to accommodate any reasonably foreseeable future expansion needs, to enable the Energy Supply Business to operate its facilities and to conduct its business in all material respects in the ordinary course consistent with past practice, in accordance with the terms, conditions and intent of this Agreement and the Transaction Agreement and (ii) Parent shall, and shall cause each of the Non-Energy Supply Subs and/or any member of the Energy Supply Group, as applicable, to take any and all actions as may be reasonably necessary, subject to RJS consent, such consent not to be unreasonably withheld, delayed or conditioned, to provide each member of the Parent Group, on the one hand, and each member of the Energy Supply Group, on the other hand, with sufficient access to and/or rights over, such member’s respective real properties and facilities that are located on a Shared Location as may be necessary to enable such member to operate its applicable facilities that are located on a Shared Location in all material respects (A) in the ordinary course of business consistent with past practice and (B) to the extent consented to by RJS, such consent not to be unreasonably withheld, delayed or conditioned, in accordance with any reasonably foreseeable future expansion needs. In furtherance of the foregoing:

(a) to the extent reasonably necessary to effectuate the Separation Transactions and/or the contribution of the Energy Supply Assets under the Transaction Agreement or as may otherwise be required in connection with the Energy Supply Financing, Parent shall obtain, as soon as practicable following the date of this Agreement, surveys, as built drawings, title searches or title insurance policies (or irrevocable ALTA title insurance binders or commitments to insure) of the Energy Supply Real Property and Leased Premises set forth on Schedule 8.07(a) (collectively, the “Title and Survey Documents”);

(b) Parent shall use reasonable best efforts, and the Parties shall reasonably cooperate with Parent, to obtain (i) any subdivision, re-subdivision, surveys, re-surveys, zoning changes and governmental permits, approvals and consents that may be required to separate ownership, use and control of the Energy Supply Real Property and the Leased Premises from the Excluded Assets and (ii) obtain such consents from third parties which are required for the separation and contribution of the Energy Supply Real Property and the Leased Premises pursuant to this Agreement and the Transaction Agreement;

(c) to the extent reasonably necessary to effect the foregoing, the Parties shall enter into mutually agreeable deeds, easements, rights of way, access agreements, shared used agreements, leases, subleases, licenses or other similar documentation; provided, however that this provision shall not require the transfer of title of any real property owned by any member of the Energy Supply Group without the consent (not to be unreasonably, withheld, delayed or conditioned) of RJS (prior to Closing) or NewCo (from and after Closing); and, provided further, that in the event any proposed manner of conveyance or granting of rights would require any regulatory consent or approval or third party consent or approval, the Parties shall consider in good faith pursuit of a mutually agreeable alternative means of effecting such conveyance or granting of rights.

(d) Parent shall use commercially reasonable efforts to cause all relevant taxing authorities to separately assess the Energy Supply Real Property and the Leased Premises for property tax and similar Tax purposes; and

(e) the Parties agree that the costs and expenses of any actions or deliveries contemplated by the foregoing (a) through (d) shall be borne and paid solely by Parent, other than with respect to the costs and expenses of title searches and title insurance policies (or irrevocable ALTA title insurance binders or commitments to insure), which shall constitute Shared Expenses to the extent requested by RJS or NewCo but reasonably determined by Parent not to be necessary to effectuate the Separation Transactions.

Without limiting the foregoing obligations of the Parties under this Section 8.07, to the extent that the foregoing actions cannot be achieved in a reasonably practicable manner prior to the Separation Time, the Parties shall enter into appropriate arrangements regarding the Energy Supply Real Property and the Leased Premises, on terms and conditions reasonably acceptable to the Parties, to accomplish the foregoing actions as soon as practicable following the Separation Time.

ARTICLE IX

CONDITIONS TO THE SEPARATION TRANSACTIONS

Section 9.01 Conditions to Separation Transactions, etc. The obligations of the Parties to consummate the Separation Transactions pursuant to this Agreement shall be subject to fulfillment (or waiver by the applicable Parties) on or prior to the Separation Date of the following conditions: (a) each of the conditions to Parent’s and Energy Supply’s obligations to effect the Closing of the Closing Transactions contemplated by the Transaction Agreement, as provided in Section 9.01 (other than 9.01(b)) and Section 9.03 of the Transaction Agreement, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied between the Separation Time and Closing or contemporaneously with the Closing), and (b) each of the conditions to RJS’ obligations to effect the Closing of the transactions contemplated by the Transaction Agreement, as provided in Section 9.01 (other than Section 9.01(b)) and Section 9.02 of the Transaction Agreement, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied between the Separation Time and Closing or contemporaneously with the Closing).

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise provided in this Agreement, the Transaction Agreement or any Ancillary Agreement, each Party shall be responsible for the fees and expenses of the Parties as provided in Section 11.02 of the Transaction Agreement.

Section 10.02 Entire Agreement. This Agreement (including the Exhibits and Schedules), the Confidentiality Agreements, the Transaction Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits hereto and thereto, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the express subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

Section 10.03 Governing Law. This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all schedules, annexes and exhibits hereto) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 10.04 Specific Performance; Jurisdiction. The Parties understand and agree that the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Subsidiaries to consummate the Spin Transactions, that the Spin Transactions are a unique business opportunity at a unique time for each of the Parties and their respective Subsidiaries, and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms and further agree that, although monetary damages may be available for the breach of such covenants and agreements, monetary damages would be an inadequate remedy therefor. The Parties understand and agree that the right of specific performance is an integral part of the Spin Transactions and, without that right, none of the Parties would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it at law or equity, including monetary damages, each of the Parties shall be entitled to seek an injunction or injunctions to prevent actual or threatened breaches of any of the terms, conditions or provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.04 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

In addition, each of the Parties irrevocably and unconditionally agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party or Parties or their respective successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 10.04, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.05 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.06 Notices. All notices, demands and other communications to be given or delivered to a Party under or by reason of the provisions of this Agreement shall be in writing (including in electronic form) and shall be deemed to have been given (i) if personally delivered, delivered by express courier service of national standing (with charges prepaid), or deposited in the United States mail, first class postage prepaid, on the date of physical receipt or (ii) if delivered by facsimile or electronic mail, if delivered (and, in each case, receipt confirmed in writing) on or before 5:00 p.m. New York City time on a Business Day, on such Business Day, and if delivered after 5:00 p.m. New York City time, or during a non-Business Day, on the following Business Day; in each case, to such Party at the address set forth below:

(a)	If to Parent:

c/o PPL Corporation

Two North Ninth Street

Allentown, PA 18101

Attention: General Counsel

Facsimile: (610) 774-4455

Telephone: (610) 774-5587

Email: rjgrey@pplweb.com

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention: Mario Ponce

Telephone: (212) 455-3442

Facsimile: (212) 455-2502

Email: mponce@stblaw.com

and

Simpson Thacher & Bartlett LLP

2 Houston Center

909 Fannin Street, Suite 1475

Houston, TX 77010

Attention: M. Breen Haire

Telephone: (713) 821-5640

Facsimile: (713) 821-5602

Email: breen.haire@stblaw.com

(b)	If to RJS:

Riverstone Holdings LLC

712 Fifth Avenue, 36th Floor

New York, New York 10019

Attention: General Counsel

Telephone: (212) 993-0092

Facsimile: (888) 801-9301

Email: scoats@riverstonellc.com

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attention: Trina Chandler

Telephone: (713) 758-3218

Facsimile: (713) 615-5088

Email: tchandler@velaw.com

(c)	If to NewCo, HoldCo or Merger Sub:

c/o PPL Corporation

Two North Ninth Street

Allentown, PA 18101

Attention: General Counsel

Telephone: (610) 774-4455

Facsimile: (610) 774-5587

Email: rjgrey@pplweb.com

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention: Mario Ponce

Telephone: (212) 455-3442

Facsimile: (212) 455-2502

Email: mponce@stblaw.com

and

Simpson Thacher & Bartlett LLP

2 Houston Center

909 Fannin Street, Suite 1475

Houston, TX 77010

Attention: M. Breen Haire

Telephone: (713) 821-5640

Facsimile: (713) 821-5602

Email: breen.haire@stblaw.com

(d)	If to Energy Supply:

c/o PPL Corporation

Two North Ninth Street

Allentown, PA 18101

Attention: General Counsel

Telephone: (610) 774-4455

Facsimile: (610) 774-5587

Email: rjgrey@pplweb.com

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention: Mario Ponce

Telephone: (212) 455-3442

Facsimile: (212) 455-2502

Email: mponce@stblaw.com

and

Simpson Thacher & Bartlett LLP

2 Houston Center

909 Fannin Street, Suite 1475

Houston, TX 77010

Attention: M. Breen Haire

Telephone: (713) 821-5640

Facsimile: (713) 821-5602

Email: breen.haire@stblaw.com

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 10.06.

Section 10.07 Amendments and Waivers.

(a) This Agreement may not be amended except by an instrument in writing signed by each of the Parties. Any provision of this Agreement may be waived, provided however, that any such waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 10.07(a) and shall be effective only to the extent in such writing specifically set forth.

Section 10.08 Termination. This Agreement shall terminate without further action at any time before the Closing upon termination of the Transaction Agreement. If terminated, no Party shall have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in Section 10.02 of the Transaction Agreement.

Section 10.09 No Third-Party Beneficiaries. Except for (a) the provisions of ARTICLE IV relating to the release of certain Liabilities and (b) ARTICLE V and ARTICLE VI relating to certain indemnitees, this Agreement is solely for the benefit of the Parties (and their respective successors and permitted assigns) and does not confer on third parties (including any employees of any member of the Parent Group, the RJS Group or the Energy Supply Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 10.10 Assignability; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect, except that, without the consent of the other Parties, (a) each of Raven, Jade and/or Sapphire may, in accordance with the RJS Separation Plan, assign any or all of their respective rights, titles, interests, benefits and/or obligations under this Agreement to one or more newly formed Person(s) that, as of such date of assignment, individually or collectively, shall be wholly owned by Raven, Jade and/or Sapphire and that own, directly or indirectly, the RJS Subsidiaries (each such Person, an “RJS HoldCo”) and upon such assignment and assumption by such assignee, such assignor shall be released from all liability or obligations under this Agreement, and (b) any Party (other than Parent) may assign all or any of its rights, titles, interests, benefits and/or obligations under this Agreement to (i) any Person providing any part of the Financings or any agent on behalf of any providers of the Financings for the purpose of creating a security interest herein or otherwise assign as collateral in connection therewith, (ii) one or more Affiliates of such Party, or (iii) from and after Closing, to any purchaser of all or substantially all of the assets of such Party; provided, however, that in the case of clause (b)(i), (ii) and (iii), no such assignment shall release such Party from any liability or obligation under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.11 Construction; Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Schedules hereto shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Unless otherwise specified, reference to any agreement, document, instrument or Law means such agreement, document, instrument or Law as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to June 5, 2014, regardless of any amendment or restatement hereof. Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “and/or” shall not be exclusive. The word “extent” in the phase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if.” The words “shall” and “will” have the same meaning. Except as otherwise provided in this Agreement, all accounting terms shall have their respective meanings under GAAP. All references to dollars or “$” shall be references to United States dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Transaction Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

Section 10.12 Severability. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance is determined or declared judicially to be invalid, unenforceable or void in any jurisdiction, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such term or provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

Section 10.13 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 10.14 Transaction Agreement; Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address and should not be interpreted to address, the matters specifically covered by the Transaction Agreement or any Ancillary Agreement.

Section 10.15 Plan of Reorganization. Where applicable, this Agreement shall constitute a “plan of reorganization” for the Transactions under Treasury Regulation Section 1.368-2(g).

ARTICLE XI

DEFINITIONS

Section 11.01 Definitions. For purposes of this Agreement, the following terms, when utilized in a capitalized form, shall have the following meanings:

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Authorized NewCo Amount” has the meaning set forth in the Transaction Agreement.

“Aggregate HoldCo Amount” has the meaning set forth in the Transaction Agreement.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” has the meaning set forth in the Transaction Agreement.

“Assets” means any and all assets, properties and rights (including goodwill), wherever located (including in the possession of third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (i) all accounting, business and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, (ii) all IT Equipment, processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, prototypes and models and other tangible personal property of any kind, (iii) all inventories of materials, parts, raw materials, packing materials, supplies, work-in-process, goods in transit and finished goods and products, (iv) all Real Property Interests, (v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, (vi) all bonds, notes, debentures or other securities issued by any other Person, (vii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, and all other investments in securities of any Person, (viii) all Permits, distribution and supplier arrangements, sale and purchase agreements, joint operating agreements, leases of personal property, open purchase orders including for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts and business arrangements, (ix) all deposits, letters of credit and performance and surety bonds, (x) all Intellectual Property, (xi) all IT Systems whether owned, licensed or used, (xii) all cost information; sales and pricing data; customer prospect lists; supplier records; customer, distribution and supplier lists; customer and vendor data, correspondence and lists; product literature (including historical); advertising and promotional materials; and other printed or written materials, artwork; design; development, manufacturing and quality control records, procedures and files; vendor and customer drawings, formulations and specifications; quality records and reports and other books, records, ledgers, files, documents, plats, photographs, studies, surveys, reports, plans and documents, operating, production and other manuals, including corporate minute books and related stock records, financial and Tax records (including Tax Returns), in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, (xiii) all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivables (whether current or non-current), (xiv) all interests, rights to causes of action, lawsuits, judgments, claims, counterclaims, rights under express or implied warranties, rights of recovery and rights of set off of any kind, demands and benefits of any Person, including all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, causes of action or similar rights, whether accrued or contingent and (xv) all Governmental Approvals and other licenses and authorizations issued by any Governmental Authority.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Cash” has the meaning set forth in the Transaction Agreement.

“Closing” has the meaning set forth in the Transaction Agreement.

“Closing Date” has the meaning set forth in the Transaction Agreement.

“Closing of the Books Method” means the apportionment of items between portions of a Straddle Period based on a closing of the books and records on the Distribution Date (as if the Distribution Date was the end of the taxable period).

“Code” means the United States Internal Revenue Code of 1986 (or any successor statute), as amended from time to time.

“Collective Bargaining Agreements” means all Contracts with the collective bargaining representatives of employees including those that set forth the terms and conditions of employment of such employees.

“Confidentiality Agreement” has the meaning set forth in the Transaction Agreement.

“Confidential Business Information” means all Information, data or material other than Confidential Operational Information, including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business and strategic plans, (iv) general market evaluations and surveys, (v) litigation presentations and risk assessments, (vi) budgets and (vii) financing and credit-related information.

“Confidential Information” means Confidential Business Information and Confidential Operational Information concerning a Party and/or its Subsidiaries which, prior to or following the Separation Time, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, in written, oral (including by recording), electronic or visual form, or otherwise has come into the possession of the other Party, including pursuant to the access provisions of Section 7.02 or any other provision of this Agreement or any Ancillary Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no action of such Party or its Subsidiaries; (ii) lawfully acquired from other sources by such Party or its Subsidiaries to which it was furnished; (iii) is independently developed by a Party or its Subsidiaries after the date hereof without reference to the Confidential Business Information or Confidential Operational Information of the other Party or its Subsidiaries and without a breach of this Agreement; or (iv) approved for release by written authorization of the disclosing Party and/or the third-party owner of the disclosed information; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

“Confidential Operational Information” means all operational Information, data or material including (i) specifications, ideas and concepts for products, services and operations, (ii) quality assurance policies, procedures and specifications, (iii) customer information, (iv) software, (v) training materials and information and (vi) all other know-how, methodologies, procedures, techniques and trade secrets related to design, development and operational processes.

“Consent Committee” has the meaning set forth in Section 2.04(c).

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any Person other than a member of the Parent Group or a member of the Energy Supply Group.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file Consolidated Tax Returns and any similar group under foreign, U.S. state or local law.

“Consolidated Tax Return” means any Tax Return filed pursuant to Section 1502 of the Code, or any comparable combined, consolidated, or unitary group Tax Return filed under U.S. state or local or foreign Tax Law with respect to which any member of the Parent Group is the parent entity.

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, sublease, understanding, instrument, note, evidence of indebtedness, mortgage, indenture, security agreement, letter of credit, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

“Contributions” has the meaning set forth in the Transaction Agreement.

“Convey” has the meaning set forth in Section 1.02(a). Variants of this term such as “Conveyance” shall have correlative meanings.

“Covenant IP” has the meaning set forth in Section 8.04(a).

“Deferred Asset” has the meaning set forth in Section 2.04(a).

“Deferred Liability” has the meaning set forth in Section 2.04(a).

“Deferred Transfer Beneficiary” has the meaning set forth in Section 2.04(e).

“Deferred Transfer Trustee” has the meaning set forth in Section 2.04(e).

“DGCL” means the General Corporation law of the State of Delaware, as amended.

“Distribution” has the meaning set forth in the Transaction Agreement.

“Distribution Date” has the meaning set forth in the Transaction Agreement.

“Distribution Time” has the meaning set forth in the Transaction Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement, dated the date hereof, entered into among Parent, NewCo and RJS.

“Energy Funding” has the meaning set forth in the Transaction Agreement.

“Energy Funding Capital Stock” means (i) all classes and series of capital stock of Energy Funding, (ii) all instruments properly treated as equity in Energy Funding for United States federal income tax purposes, and (iii) all options, warrants, convertible debt and other rights respecting (i) or (ii).

“Energy Supply” has the meaning set forth in the preamble.

“Energy Supply Assets” has the meaning set forth in Section 2.02(a).

“Energy Supply Books and Records” has the meaning set forth in Section 2.02(a)(xi).

“Energy Supply Business” means (i) the ownership and/or operation of electric generating facilities and related assets owned, leased or otherwise held or operated by any member of the Energy Supply Group; (ii) the ownership and operation of the Legacy Assets by Parent and its Subsidiaries prior to the Realignment; (iii) the ownership and/or operation of PPL Interstate Energy Company, Pennsylvania Mines Corporation, and Realty Company of Pennsylvania and their respective assets and businesses; (iv) the marketing, trading, purchase and sale of electricity, natural gas, petroleum and other commodities in wholesale and retail transactions by PPL EnergyPlus, LLC, PPL Treasure State, LLC and PPL EnergyPlus Retail, LLC, related hedging transactions; (v) the mechanical contracting business of PPL Energy Services Holdings, LLC and its Subsidiaries (to the extent any such Subsidiary is a member of the Energy Supply Group); and (vi) the ownership and operation of PPL Land Holdings, LLC; provided that notwithstanding anything to the contrary in this Agreement, the Energy Supply Business shall not be deemed to include any Excluded Asset or Excluded Liability.

“Energy Supply Capital Stock” means (i) all classes and series of capital stock of Energy Supply, (ii) all instruments properly treated as equity in Energy Supply for United States federal income tax purposes, and (iii) all options, warrants, convertible debt and other rights respecting (i) or (ii).

“Energy Supply Contribution” means any Conveyance of Energy Supply Assets from Parent to Energy Supply pursuant to Section 1.02(e).

“Energy Supply Contracts” has the meaning set forth in Section 2.02(a)(viii).

“Energy Supply Election” has the meaning set forth in Section 1.02(c).

“Energy Supply Employee” has the meaning set forth in the Employee Matters Agreement.

“Energy Supply Group” means HoldCo, NewCo, Merger Sub, Energy Supply and each of the Energy Supply Subs, and after the Closing, the RJS Group.

“Energy Supply Indemnitees” means each member of the Energy Supply Group (including the RJS Group) and each of their respective successors and assigns, and all Persons who are or have been directors, partners, managers, members, managing members, officers, agents or employees of any member of the Energy Supply Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“Energy Supply Intellectual Property” has the meaning set forth in Section 2.02(a)(vi).

“Energy Supply Liabilities” has the meaning set forth in Section 2.03(a).

“Energy Supply Mark License Term” has the meaning set forth in Section 8.02(b)(i).

“Energy Supply Marks” has the meaning set forth in Section 8.02(b)(i).

“Energy Supply Permits” has the meaning set forth in Section 2.02(a)(iv).

“Energy Supply Real Property” has the meaning set forth in Section 2.02(a)(i).

“Energy Supply Released Claims” has the meaning set forth in Section 4.01(b)(i).

“Energy Supply SEC Filings” has the meaning set forth in the Transaction Agreement.

“Energy Supply Subs” has the meaning set forth in the Transaction Agreement.

“Excluded Assets” has the meaning set forth in Section 2.02(b).

“Excluded Liabilities” has the meaning set forth in Section 2.03(b).

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final or (b) a closing agreement made under Section 7121 of the Code (or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction) with the relevant Governmental Authority or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

“Financing” has the meaning set forth in the Transaction Agreement.

“Formerly Owned Asset Liabilities” means any Liability (other than any Excluded Liability) of a member of the Energy Supply Group with respect to Assets that were owned prior to the date of this Agreement by an Energy Supply Sub but that, as of the Distribution, are no longer owned by an Energy Supply Sub.

“GAAP” has the meaning set forth in the Transaction Agreement.

“Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority; provided, however, that the Parent Regulatory Approvals and the RJS Regulatory Approvals shall not constitute Governmental Approvals for purposes of this Agreement.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization or any arbitrator or arbitration or mediation tribunal.

“Group” means the Parent Group, the RJS Group or the Energy Supply Group, as the context requires.

“HoldCo” has the meaning set forth in the preamble.

“HoldCo Capital Stock” means (i) all classes and series of capital stock of HoldCo, (ii) all instruments properly treated as equity in HoldCo for United States federal income tax purposes, and (iii) all options, warrants, convertible debt and other rights respecting (i) or (ii).

“HoldCo Common Stock” has the meaning set forth in the recitals.

“HoldCo Contribution” has the meaning set forth in Section 1.02(g).

“Included Party” has the meaning set forth in Section 6.05(c).

“Indemnifying Party” has the meaning set forth in Section 5.04(b).

“Indemnitee” has the meaning set forth in Section 5.04(b).

“Indemnity Payment” has the meaning set forth in Section 5.05(a).

“Independent Accountant” has the meaning set forth in Section 5.06(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding (other than in connection with Confidential Information) back-up tapes.

“Intellectual Property” means all intellectual and proprietary rights, under the law of any jurisdiction, both statutory and common law rights, including, without limitation, (i) trademarks, trade names, service marks, domain names, trade dress, logos, social media identifiers and other source indicators (including all goodwill associated with the foregoing), and registrations and applications for registrations thereof (together, “Trademarks”); (ii) patents, inventions, methods, processes; (iii) copyrights, moral rights, database rights, other rights in works of authorship; (iv) technology, trade secrets, and know-how, rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, customer lists and information, supplier lists, manufacturer lists, manufacturing and production processes and techniques, blueprints, drawings, schematics, manuals, software, firmware and databases, whether or not patentable, and all registrations, applications, provisionals, divisions, continuations, continuations-in-part, re-issues, re-examinations, renewals, foreign counterpart and equivalents of any of the foregoing.

“Intended Tax-Free Treatment” has the meaning set forth in the Transaction Agreement.

“Intercompany Account” means any receivable, payable, loan, note, indebtedness, credit or debit between any member of the Parent Group, on the one hand, and any member of the Energy Supply Group, on the other hand, that exists prior to or at the Distribution except for any such receivable, payable, loan, note, indebtedness, credit or debit that arises pursuant to this Agreement, the Transaction Agreement or any Ancillary Agreement.

“Internal Distribution” has the meaning set forth in Section 1.02(d).

“IT Equipment” means all computers, servers, printers, computer hardware, wired or mobile telephones, on-site process control and automation systems, telecommunication assets, and other information technology-related equipment.

“IT Systems” means all computer software, the tangible media on which it is recorded (in any form) and all supporting documentation, including input and output format, program listings, narrative descriptions, source code, object code, executable code, algorithms, logic and development tools, operating instructions, construction and design specifications, training materials and user manuals, and data and databases, including those pertaining to the design, operation, maintenance, support, development, performance, and configuration of such software, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof.

“Jade” has the meaning set forth in the preamble.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Leased Premises” has the meaning set forth in Section 2.02(a)(ii).

“Legacy Assets” means the Assets set forth in Schedule 11.01 - LA attached hereto.

“Liabilities” means all debts, liabilities (including liabilities for Taxes), guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Losses” means Liabilities, damages, penalties, judgments, awards, assessments, fines, penalties, obligations, deficiencies, amounts paid in settlement, Taxes, losses, costs and expenses (including reasonable attorneys’ fees and expenses) in any case, whether arising under strict liability or otherwise.

“Merger” has the meaning set forth in the Transaction Agreement.

“Merger Sub” has the meaning set forth in the recitals.

“Merger Sub Common Stock” has the meaning set forth in the recitals.

“Missing Asset” has the meaning set forth in Section 1.04.

“Net-Tax Basis” has the meaning set forth in Section 5.05(c).

“NewCo” has the meaning set forth in the preamble.

“NewCo Capital Stock” means (i) all classes and series of capital stock of NewCo, (ii) all instruments properly treated as equity in NewCo for United States federal income tax purposes, and (iii) all options, warrants, convertible debt and other rights respecting (i) or (ii).

“NewCo Common Stock” has the meaning set forth in the recitals.

“Non-Energy Supply Subs” has the meaning set forth in Section 1.02(e).

“Order” means any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Authority or (ii) Contract with any Governmental Authority entered into in connection with any Action.

“Organizational Documents” has the meaning set forth in the Transaction Agreement.

“Parent” has the meaning set forth in the preamble.

“Parent Capital Stock” means (i) all classes and series of capital stock of Parent, (ii) all instruments properly treated as equity in Parent for United States federal income tax purposes, and (iii) all options, warrants, convertible debt and other rights respecting (i) or (ii).

“Parent Group” means Parent and each of its Subsidiaries, but excluding any member of the Energy Supply Group.

“Parent Group Policies” means all insurance policies, insurance Contracts and claim administration Contracts of any kind of Parent and its Subsidiaries (other than members of the Energy Supply Group) and their predecessors which were or are in effect at any time at or prior to the Distribution Date.

“Parent Indemnitees” means Parent, each member of the Parent Group, and all Persons who are or have been directors, partners, managers, members, managing members, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), together with their respective heirs, executors, administrators, successors and assigns.

“Parent Names and Marks” has the meaning set forth in Section 8.02(a).

“Parent Regulatory Approvals” has the meaning set forth in the Transaction Agreement.

“Parent Released Claims” has the meaning set forth in Section 4.01(a)(i).

“Participating Party” has the meaning set forth in Section 6.04(c).

“Party” or “Parties” means Parent, HoldCo, NewCo, Energy Supply, Raven, Jade and Sapphire.

“Permits” means all franchises, permits, approvals, licenses, easements, servitudes, variances, consents, authorizations, dockets, certificates, rights, exemptions and Orders from Governmental Authorities.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, other entity or a Governmental Authority.

“Post-Distribution Taxable Period” means any taxable period beginning after the Distribution Date (in the case of any Consolidated Tax Return) or the date of this Agreement (in the case of any Tax Return other than a Consolidated Tax Return).

“Post-Distribution Tax Return” has the meaning set forth in Section 6.05(a).

“Pre-Distribution Taxable Period” means any taxable period ending on or before the Distribution Date (in the case of any Consolidated Tax Return) or the date of this Agreement (in the case of any Tax Return other than a Consolidated Tax Return).

“Pre-Distribution Tax Return” has the meaning set forth in Section 6.05(a).

“Preparing Party” has the meaning set forth in Section 6.05(c).

“Privileged Information” has the meaning set forth in Section 7.04(b).

“Privileges” has the meaning set forth in Section 7.04(b).

“Raven” has the meaning set forth in the preamble.

“Real Property Interests” means all interests in real property of whatever nature, including easements and servitudes, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Realignment” means the transactions effected as of July 1, 2000 pursuant to which PPL Electric Utilities Corporation (f/k/a PP&L Inc., f/k/a Pennsylvania Power & Light Co.) transferred the Legacy Assets and related Liabilities to certain Subsidiaries of Energy Supply.

“Representatives” means with respect to any Person, such Person’s officers, employees, accountants, consultants, legal counsel, financial advisors, agents, directors and other representatives.

“Requesting Party” has the meaning set forth in Section 7.02.

“RJS” has the meaning set forth in the preamble.

“RJS Group” means RJS and the RJS Subsidiaries.

“RJS Regulatory Approvals” has the meaning set forth in the Transaction Agreement.

“RJS Subsidiaries” has the meaning set forth in the Transaction Agreement.

“Sapphire” has the meaning set forth in the preamble.

“Section 336(e) Election” has the meaning set forth in Section 6.09(a).

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, condition, easement, servitude encroachment, restriction on transfer or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

“Separation Date” has the meaning set forth in Section 3.01.

“Separation Plan” has the meaning set forth in Section 1.01(a).

“Separation Time” has the meaning set forth in Section 3.01.

“Separation Transactions” has the meaning set forth in Section 1.01(a).

“Shared Contracts” means those Contracts to which Parent or any of its Affiliates is a party pursuant to which the counterparty provides as of the date hereof and/or expects to provide as of or after the Distribution Date more than a de minimis amount of products, services or Intellectual Property to both the Energy Supply Business and to any other business of Parent or any Non-Energy Supply Sub, including those Contracts set forth on Schedule 2.05.

“Shared Location” has the meaning set forth in Section 2.06.

“Shared Privilege” has the meaning set forth in Section 7.04(e).

“Shared Representation” has the meaning set forth in Section 7.04(a).

“Spin Transactions” has the meaning set forth in Section 1.01(a).

“Straddle Period” means any taxable period beginning before and ending after the Distribution Date (in the case of any Consolidated Tax Return) or the date of this Agreement (in the case of any Tax Return other than a Consolidated Tax Return).

“Straddle Tax Return” has the meaning set forth in Section 6.05(a).

“Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests in such corporation or entity) shall at the time be held, directly or indirectly, by such Person.

“Tax” or “Taxes” means (i) all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local, provincial or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, use, transfer, customs, duties, franchise, payroll, withholding, social security, receipts, license, stamp, occupation, employment, or any tax based upon, measured by or calculated with respect to the generation of electricity or other taxes, including any interest, penalties or additions attributable thereto, and any payments to any state, local, provincial or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of a Consolidated Group for any period; and (iii) any liability of for the payment of any amounts of the type described in clause (i) or (ii) as a result of the operation of Law or any express or implied obligation to indemnify any other Person.

“Tax Controversy” means any audit, examination, claim, adjustment, litigation or other proceeding relating to Taxes.

“Tax Documents” means the Tax Opinion, including any certificates or representation letters delivered in connection therewith.

“Tax Expert” means any nationally recognized tax counsel or KPMG, PricewaterhouseCoopers, Deloitte or Ernst & Young.

“Tax Opinion” means the opinion of Simpson Thacher & Bartlett LLP rendered in connection with the Distribution, the Internal Distribution, the Energy Supply Election, the HoldCo Contribution, the Separation Transactions, the Merger and the Contributions.

“Tax Package” has the meaning set forth in Section 6.05(c).

“Tax Return” means any return, report, information return, declaration, claim for refund or other document relating to Taxes (including any schedule or related or supporting information), including any amendment thereto, and including any return filed by a nuclear decommissioning trust.

“Third-Party Claim” has the meaning set forth in Section 5.04(b).

“Third-Party Consent” has the meaning set forth in Section 2.04(b).

“Third-Party Proceeds” has the meaning set forth in Section 5.05(a).

“Title and Survey Documents” has the meaning set forth in Section 8.07(a).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transactions” means the Separation Transactions, the Closing Transactions and the other transactions contemplated by this Agreement, the Transaction Agreement and Ancillary Agreements.

“Transaction Agreement” has the meaning set forth in the recitals.

“Transfer Taxes” has the meaning set forth in Section 6.08.

“Transition Services Agreement” has the meaning set forth in the Transaction Agreement.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations will include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Separation Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

RAVEN POWER HOLDINGS LLC

By:	/s/ Charles C. Cook
	Name:	Charles C. Cook
	Title:	President and Chief Operating Officer

SAPPHIRE POWER HOLDINGS LLC

By:	/s/ Charles C. Cook
	Name:	Charles C. Cook
	Title:	President and Chief Operating Officer

C/R ENERGY JADE, LLC

By:	/s/ Charles C. Cook
	Name:	Charles C. Cook
	Title:	President and Chief Operating Officer

Signature Page to the Separation Agreement

IN WITNESS WHEREOF, each of the Parties has caused this Separation Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

PPL CORPORATION

By:	/s/ William H. Spence
	Name:	William H. Spence
	Title:	Chairman, President and Chief Executive Officer

PPL ENERGY SUPPLY, LLC

By:	/s/ Paul A. Farr
	Name:	Paul A. Farr
	Title:	Executive Vice President

TALEN ENERGY CORPORATION

By:	/s/ William H. Spence
	Name:	William H. Spence
	Title:	President

TALEN ENERGY HOLDINGS, INC.

By:	/s/ William H. Spence
	Name:	William H. Spence
	Title:	President

Signature Page to the Separation Agreement